    As filed with the Securities and Exchange Commission on March 21, 2002
                                                     Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                   FORM S-3

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                          AGILENT TECHNOLOGIES, INC.
            (Exact name of Registrant as specified in its charter)

                      Delaware                        77-0518772
           (State or other jurisdiction of         (I.R.S. Employer
           incorporation or organization)       Identification Number)

                              395 Page Mill Road
                          Palo Alto, California 94306
                                (650) 752-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

                              Edward W. Barnholt
                     President and Chief Executive Officer
                          Agilent Technologies, Inc.
                              395 Page Mill Road
                          Palo Alto, California 94306
                                (650) 752-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

        D. Craig Nordlund, Esq.              William H. Hinman, Jr., Esq.
         Marie Oh Huber, Esq.                 Simpson Thacher & Bartlett
      Agilent Technologies, Inc.                 3330 Hillview Avenue
          395 Page Mill Road                  Palo Alto, California 94304
      Palo Alto, California 94306                   (650) 251-5000
            (650) 752-5000
                               -----------------

   Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                                              Proposed
                                                       Amount to be      Proposed Maximum Maximum Aggregate      Amount of
Title of Each Class of Securities to be Registered    Registered (1)      Offering Price   Offering Price   Registration Fee (1)
--------------------------------------------------------------------------------------------------------------------------------
    3% Senior Convertible Debentures Due 2021        Principal Amount:
                                                      $1,150,000,000           100%        $1,150,000,000         $105,800
--------------------------------------------------------------------------------------------------------------------------------
    Common Stock, $0.01 par value per share        35,692,117 shares (2)       (3)              (3)                 (3)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Calculated at the statutory rate of .000092 of the proposed maximum aggregate offering price, which price is exclusive of accrued interest and is estimated solely for the purpose of calculating the registration fee.
(2) This number represents the total number of shares of common stock that are initially issuable upon conversion of the debentures registered hereby at the conversion rate of $32.22 per share.
(3) No additional consideration will be received for the common stock. Therefore, no additional registration fee is required pursuant to Rule 457(i).

                               -----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED MARCH 21, 2002

PROSPECTUS

                                $1,150,000,000

                         [LOGO OF AGILENT TECHNOLOGIES]

                   3% Senior Convertible Debentures Due 2021 and the Common Stock Issuable upon Conversion of the Debentures

                               -----------------

   We originally issued the debentures in a private placement in November 2001. This prospectus will be used by selling security holders to resell their debentures and the shares of common stock issuable upon conversion of their debentures.

   The debentures are our senior unsecured unsubordinated obligations. The debentures bear interest at an initial rate of 3%. On June 1, 2006, June 1, 2011 and June 1, 2016, the interest rate on the debentures will be reset to a rate per annum equal to the interest rate payable 120 days prior to such reset date on 5-year U.S. Treasury Notes minus 1.13%. However, in no event will such interest rate be reset below 3% per annum or above 5% per annum. On December 1, 2021, the maturity date of the debentures, holders of debentures will receive $1,000 (plus accrued and unpaid interest) for each debenture.

   On or after December 6, 2004, we may redeem for cash all or part of the debentures that have not been previously converted for 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest. Holders may require us to repurchase for cash all or part of their debentures on December 1, 2006, December 1, 2011 or December 1, 2016 at a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest up to but not including the date of repurchase. In addition, upon a Fundamental Change prior to the repurchase date, as described in this prospectus, each holder may require us to repurchase for cash all or a portion of such holder's debentures not previously called for redemption.

   The debentures are convertible at the option of the holder into our common stock at an initial conversion price of $32.22 per share of common stock, subject to certain adjustments. Holders may surrender debentures for conversion at any time prior to maturity, unless previously redeemed. Our common stock is listed on the New York Stock Exchange under the symbol "A." On March 20, 2002, the last reported sale price on the New York Stock Exchange for our common stock was $34.36 per share.

                               -----------------

   Investing in the debentures or the common stock into which the debentures are convertible involves risks. Please carefully consider the "Risk Factors" beginning on page 6 of this prospectus.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is          , 2002

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

 WHERE YOU CAN FIND MORE INFORMATION.....................................   1

 INCORPORATION BY REFERENCE..............................................   1

 FORWARD-LOOKING STATEMENTS..............................................   2

 PROSPECTUS SUMMARY......................................................   3

 RISK FACTORS............................................................   6

 USE OF PROCEEDS.........................................................  14

 RATIO OF EARNINGS TO FIXED CHARGES......................................  14

 DIVIDEND POLICY.........................................................  14

 DESCRIPTION OF DEBENTURES...............................................  15

 REGISTRATION RIGHTS.....................................................  27

 DESCRIPTION OF CAPITAL STOCK............................................  29

 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES............................  34

 SELLING SECURITY HOLDERS................................................  41

 PLAN OF DISTRIBUTION....................................................  51

 LEGAL MATTERS...........................................................  52

 EXPERTS.................................................................  52

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934 (the Exchange Act). Therefore, we file periodic reports, proxy statements and other information with the Securities and Exchange Commission
(SEC). Such reports, proxy statements and other information may be obtained:

   . by writing to the Public Reference Section or visiting the Public Reference Room of the SEC, Room 1024--Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 (you may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330);

   . at the public reference facilities of the SEC's regional offices located at The Woolworth Building, 233 Broadway, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; or

   . from the website maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

   Some locations may charge prescribed or modest fees for the copies.

                          INCORPORATION BY REFERENCE

   The following documents filed with the SEC are incorporated into this prospectus by reference:

   . our annual report on Form 10-K for the year ended October 31, 2001, as amended;

   . our quarterly report on Form 10-Q for the quarter ended January 31, 2002; and

   . the description of our common stock in our registration statement on Form 8-A filed with the SEC on October 18, 1999 (incorporating by reference the description of our capital stock contained in our registration statement on Form S-1 filed on August 16, 1999 (File No. 333-85249)), including any amendment or report updating such description.

   All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the debentures and common stock under this document shall also be deemed to be incorporated herein by reference.

   Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   Our common stock is quoted on the New York Stock Exchange. You may inspect reports and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

   We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Investor Relations Department
                          Agilent Technologies, Inc.
                              395 Page Mill Road
                          Palo Alto, California 94306
                                (877) 942-4200
                           www.investor.agilent.com

   The information contained on our website is not incorporated into this prospectus.

   You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information appearing in this prospectus or a prospectus supplement or amendment or any documents incorporated by reference therein is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

                          FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated herein contain forward-looking statements including, without limitation, statements regarding our restructuring plan and our liquidity position, that involve risks and uncertainties. You should not rely on forward-looking statements in this prospectus or in the documents incorporated herein. Our actual results could differ materially from the results contemplated by these forward-looking statements due to certain factors, including those discussed in the "Risk Factors" section of this prospectus and those included in the documents incorporated by reference.

                              PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus carefully, including "Risk Factors," the incorporated consolidated financial statements and related notes, and the documents incorporated by reference into this prospectus, before deciding to invest.

                          Agilent Technologies, Inc.

   Agilent is a global technology company providing market-leading products for the communications, electronics and life sciences industries. We have three primary businesses:

   . test and measurement provides test instruments, standard and customized test, measurement and monitoring systems for the design, manufacture and support of electronic and communication devices and networks, and software for the design of high-frequency electronic and communication devices and networks;

   . semiconductor products provides fiber optic communications devices and assemblies, integrated circuits for wireless applications, application specific integrated circuits for networking, computing and printing, general purpose optoelectronics and image sensors; and

   . life sciences and chemical analysis provides analytical instruments, data systems, services and consumables for liquid and gas chromatography, mass spectrometry, microfluidics-based lab-on-a-chip and microarrays.

   We were incorporated in Delaware in May 1999 and, prior to our initial public offering, our operations comprised Hewlett-Packard's test and measurement, semiconductor products, healthcare solutions and chemical analysis businesses, related portions of Hewlett-Packard Laboratories, and associated infrastructure. In August 2001, we completed the sale of our healthcare solutions business to Koninklijke Philips Electronics (Philips). Our principal executive offices are located at 395 Page Mill Road, Palo Alto, California 94306, and our telephone number is (650) 752-5000.

                              Recent Announcement

   On February 27, 2002, we announced that Alain Couder, our executive vice president and chief operating officer, had decided to leave our company in order to pursue other opportunities. As of March 1, 2002, Bill Sullivan, who had been the senior vice president and general manager of our Semiconductor Products Group (SPG), became our executive vice president and chief operating officer. Dick Chang, formerly the vice president and general manager of the Network Solutions Division within SPG, became the senior vice president and general manager of SPG to replace Bill Sullivan.

                                 The Offering

Issuer......................  Agilent Technologies, Inc.

Securities offered..........  $1,150,000,000 aggregate principal amount of
                              3.00% Senior Convertible Debentures due 2021 and shares of our common stock issuable upon conversion of the debentures.

Interest....................  The debentures bear interest at an annual rate of
                              3.00%, which will be reset on June 1, 2006, June 1, 2011, and June 1, 2016 to a rate per annum equal to the interest rate payable 120 days prior to such reset date on 5-year U.S. Treasury Notes minus 1.13%. In no event, however, will the interest rate be reset below 3.00% or above 5.00% per annum. Interest is payable on June 1 and December 1 of each year, beginning on June 1, 2002.

Maturity date...............  December 1, 2021.

Conversion rights...........  Holders may convert all or some of their debentures at any time prior to the close of business on the business day immediately preceding the maturity date at a conversion price of $32.22 per share. The initial conversion price is equivalent to a conversion rate of 31.0366 shares per $1,000 principal amount of debentures. The conversion price is subject to adjustment. Upon conversion, holders will not receive any cash representing accrued interest. See "Description of Debentures--Conversion of Debentures."

Ranking.....................  The debentures are senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness. See "Description of Debentures--Ranking."

Sinking fund................  None.

Optional redemption.........  We may redeem some or all of the debentures on or after December 6, 2004 at 100% of the principal amount of the debentures plus accrued and unpaid interest to, but excluding, the redemption date. See "Description of Debentures--Optional Redemption by Agilent."

Purchase of debentures by us
  at the option of the
  holder....................  Holders may require us to repurchase all or a portion of their debentures on December 1, 2006, December 1, 2011, and December 1, 2016 in cash at 100% of the principal amount of the debentures to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. See "Description of Debentures--Repurchase at Option of the Holder on Put Dates."

Fundamental Change..........  If we undergo a Fundamental Change, as described in this prospectus, holders will have the option to require us to repurchase for cash all or any portion of their debentures not previously called for redemption.

                              We will pay a repurchase price equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest to, but excluding, the repurchase date. See "Description of Debentures--Repurchase at Option of the Holder Upon a Fundamental Change."

Registration rights.........  We have agreed to file a shelf registration statement, of which this prospectus forms a part, with the SEC with respect to the debentures and the common stock issuable upon conversion of the debentures. We have agreed to use reasonable efforts to keep the registration statement effective for specified periods. If we fail to fulfill these and other obligations, we will pay additional amounts on the registrable securities until we fulfill these obligations.

Use of proceeds.............  All of the debentures and the shares of our common stock issuable upon conversion of the debentures are being sold by the selling security holders or their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the debentures or the shares of our common stock issuable upon conversion of the debentures. See "Use of Proceeds."

Common stock................  Our common stock is listed on The New York Stock
                              Exchange under the symbol "A."

                                 RISK FACTORS

   You should carefully consider the risks described below, together with other information included or incorporated by reference in this prospectus, before investing in our securities. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition or results or operations could be materially and adversely affected. In such case, our ability to make payments on the debentures could be impaired, the trading price of the debentures and our common stock could decline, and you could lose all or part of your investment.

                        Risks Relating to Our Business

Our operating results and financial condition could continue to be harmed if the industries into which we sell our products, such as the communications, electronics and semiconductor industries, remain depressed.

   The current economic downturn has resulted in reduced purchasing and capital spending in many of the markets that we serve worldwide. In particular, the communications, semiconductor and electronics industries have been in a downward cycle characterized by diminished product demand, excess manufacturing capacity and the increasing erosion of average selling prices.

   We are uncertain how long the current downturn will last. Any further decline in our customers' markets or in general economic conditions would likely result in a further reduction in demand for our products and services and could harm our consolidated financial position, results of operations, cash flows and stock price, and could limit our ability to reach our goals for restoring profitability. In addition, we may be required to secure additional debt or equity financing at some time in the future, and we cannot assure you that such financing will be available when required on acceptable terms.

The actions we have taken in response to the recent slowdown in demand for our products and services could have long-term adverse effects on our business.

   Our semiconductor and test and measurement businesses have been experiencing lower revenues due to decreased or cancelled customer orders. From the third quarter of 2000 up until the end of fiscal 2001, we experienced declines in orders. To scale back our operations and to reduce our expenses in response to this decreased demand for our products and services and lower revenue, we have reduced our workforce, frozen hiring, cut back significantly on our use of temporary workers and reduced discretionary spending. We also have initiated short-term facility closures to reduce production levels.

   In calendar year 2001, we implemented plans to reduce our workforce by approximately 8,000 people by the middle of 2002. In addition, from May 1 to October 31 of 2001, we instituted a 10 percent pay reduction applicable to all employees globally, wherever legally permissible, which was reinstated for approximately 2,000 of our senior managers starting from the first quarter of fiscal 2002. A 5 percent reduction in pay for our other employees, wherever legally permissible, began in February of 2002. The reductions in pay took effect via a reduction in hours for certain employees, in accordance with local law. In addition to these measures, we are continuing our initiatives to streamline our operations.

   There are several risks inherent in our efforts to transition to a new cost structure. These include the risk that we will not be able to reduce expenditures quickly enough and sustain them at a level necessary to restore profitability, and that we may have to undertake further restructuring initiatives that would entail additional charges. In addition, there is the risk that cost-cutting initiatives will impair our ability to effectively develop and market products and remain competitive in the industries in which we compete. Each of the above measures could have long-term effects on our business by reducing our pool of technical talent, decreasing or slowing improvements in our products, making it more difficult for us to respond to customers, limiting our ability to increase production quickly if and when the demand for our products increases and limiting our ability to hire and retain key personnel. These circumstances could cause our earnings to be lower than they otherwise might be.

As demand for our products does not match our manufacturing capacity, our earnings may continue to suffer.

   Because we cannot immediately adapt our production capacity and related cost structures to rapidly changing market conditions, when demand does not meet our expectations, our manufacturing capacity will likely exceed our production requirements. Currently, we have excess manufacturing capacity as a result of the recent decrease in purchasing and capital spending in the communications, electronics and semiconductor industries. The fixed costs associated with excess manufacturing capacity have adversely affected, and may continue to adversely affect, our earnings. Conversely, if during a market upturn, we cannot increase our manufacturing capacity to meet product demand, we will not be able to fulfill orders in a timely manner, which in turn may have a negative effect on our earnings and overall business.

Failure to adjust our orders for parts due to changing market conditions could adversely affect our earnings.

   Our earnings could be harmed if we are unable to adjust our orders for parts to market fluctuations. In order to secure components for the production of products, we may enter into non-cancelable purchase commitments with vendors, or at times make advance payments to suppliers, which could impact our ability to adjust our inventory to declining market demands. Prior commitments of this type have resulted in an excess of parts as demand for our communications, semiconductor and electronics products has decreased. For example, in the year ended October 31, 2001 we incurred approximately $459 million of inventory-related charges. If the demand for our products continues to decrease, we may experience an excess of parts again and be forced to incur additional charges. By contrast, during a market upturn, our results could be materially and adversely impacted if we cannot increase our parts supply quickly enough to meet increasing demand for our products. Certain parts may be available only from a single supplier or a limited number of suppliers. In addition, suppliers may cease manufacturing certain components that are difficult to substitute without significant reengineering of our products. Suppliers may also extend lead times, limit supplies or increase prices due to capacity constraints or other factors.

Fluctuations in our quarterly operating results may cause volatility in the price of our common stock and the debentures.

   Given the nature of the markets in which we participate, we cannot reliably predict future revenue and profitability. As demand for our products has decreased in recent periods, our quarterly sales and operating results have become highly dependent on the volume and timing of orders received during the quarter, which are difficult to forecast. The reduction in the backlog of our orders also has significantly affected our ability to efficiently plan production and inventory levels, which has led to fluctuations in operating results. In addition, a significant portion of our operating expenses is relatively fixed in nature due to our significant sales, research and development and manufacturing costs. If we cannot adjust spending quickly enough to compensate for a revenue shortfall, this may magnify the adverse impact of a revenue shortfall on our results of operations. Fluctuations in our operating results may cause volatility in the price of our common stock and the debentures.

We are in the process of implementing new information systems, and problems with the redesign and implementation of these new systems could interfere with our operations.

   We are in the process of implementing new information systems to eventually replace our current systems, which are largely based on legacy systems that we created when we were a part of Hewlett-Packard. We may not be successful in implementing these new systems and transitioning data. As a part of this effort, we are implementing new enterprise resource planning software applications to manage our business operations. Failure to smoothly and successfully implement this and other systems could temporarily interrupt our operations and adversely impact our ability to run our business. In addition, any failure or significant downtime in our legacy or new information systems could prevent us from taking customer orders, shipping products or billing customers and could harm our business.

If we do not introduce successful new products and services in a timely manner, our products and services will become obsolete, and our operating results will suffer.

   We generally sell our products in industries that are characterized by rapid technological changes, frequent new product and service introductions and changing industry standards. Without the timely introduction of new products, services and enhancements, our products and services will become technologically obsolete over time, in which case our revenue and operating results would suffer. The success of our new product and service offerings will depend on several factors, including our ability to:

   .   properly identify customer needs;

   .   innovate and develop new technologies, services and applications;

   .   successfully commercialize new technologies in a timely manner;

   .   manufacture and deliver our products in sufficient volumes on time;

   .   differentiate our offerings from our competitors' offerings;

   .   price our products competitively; and

   . anticipate our competitors' announcements of new products, services or technological innovations.

Economic, political and other risks associated with international sales and operations could adversely affect our results of operations.

   Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. We anticipate that revenue from international operations will continue to represent a substantial portion of our total revenue. In addition, many of our manufacturing facilities and suppliers are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

   . interruption to transportation flows for delivery of parts to us and finished goods to our customers;

   .   changes in foreign currency exchange rates;

   . changes in a specific country's or region's political or economic conditions;

   .   trade protection measures and import or export licensing requirements;

   .   negative consequences from changes in tax laws;

   .   difficulty in staffing and managing widespread operations;

   .   differing labor regulations;

   .   differing protection of intellectual property; and

   .   unexpected changes in regulatory requirements.

   The current U.S. and international response against terrorism could exacerbate these risks. For example, there may be an increased risk of political unrest in regions such as Southeast Asia, where we have significant manufacturing operations. This could disrupt our ability to manufacture products or important parts as well as cause interruptions and/or delays in our ability to transport products to our customers or parts to other locations for continued manufacture and assembly. Any such delay or interruption could have an adverse effect on our results of operations.

Our business will suffer if we are not able to retain and hire key personnel.

   Our future success depends partly on the continued service of our key research, engineering, sales, marketing, manufacturing, executive and administrative personnel. If we fail to retain and hire a sufficient number of these personnel, we will not be able to maintain or expand our business. Although the labor market has changed dramatically within the past year, and our attrition rate has dropped, there is still intense competition for certain highly technical specialties in geographic areas where we continue to recruit.

Our acquisitions, strategic alliances, joint ventures and divestitures may result in financial results that are different than expected.

   In the normal course of business, we frequently engage in discussions with third parties relating to possible acquisitions, strategic alliances, joint ventures and divestitures. As a result of such transactions, our financial results may differ from the investment community's expectations in a given quarter. In addition, acquisitions and strategic alliances may require us to integrate a different company culture, management team and business infrastructure. We may have difficulty developing, manufacturing and marketing the products of a newly-acquired company in a way that enhances the performance of our combined businesses or product lines to realize the value from expected synergies. Depending on the size and complexity of an acquisition, our successful integration of the entity depends on a variety of factors, including:

   .   the retention of key employees;

   .   the management of facilities and employees in separate geographic areas;

   .   the retention of key customers; and

   . the integration or coordination of different research and development, product manufacturing and sales programs and facilities.

A successful divestiture depends on various factors, including our ability to:

   . effectively transfer liabilities, contracts, facilities and employees to the purchaser;

   . identify and separate the intellectual property to be divested from the intellectual property that we wish to keep; and

   . reduce fixed costs previously associated with the divested assets or business.

   All of these efforts require varying levels of management resources, which may divert our attention from other business operations. If we do not realize the expected benefits or synergies of such transactions, our consolidated financial position, results of operations and stock price could be negatively impacted.

If sales of custom integrated circuits to Hewlett-Packard decline, our semiconductor products revenue will suffer, and we are limited in our ability to sell these integrated circuits to other companies.

   Historically, our semiconductor products business has sold custom products to Hewlett-Packard and has engaged in product development efforts with divisions of Hewlett-Packard. For the three months ended January 31, 2002, Hewlett-Packard accounted for approximately 6.9 percent of our total net revenue and approximately 30.2 percent of our semiconductor products business' net revenue.

   We have a license agreement with Hewlett-Packard that covers integrated circuit technology used in custom integrated circuits for Hewlett-Packard's printers, scanners and computers. The license agreement provides that, until November 2002 in some cases and until November 2009 in other cases, we are prohibited, with some exceptions, from using this integrated circuit technology for the development and sale of integrated circuits for use in inkjet products, printer products (including printer supplies, accessories and components), document scanners and computing products to third parties other than Hewlett-Packard.

   Although we have entered into a supply agreement for the sale to Hewlett-Packard of custom integrated circuits used in printers, scanners and computers, the agreement does not require Hewlett-Packard to purchase a minimum amount of product from us. In the event that Hewlett-Packard reduces its purchases of our custom integrated circuits, we would be unable to address this reduction through sales of these kinds of integrated circuits for these types of products to other customers.

We may face significant costs in order to comply with laws and regulations regarding the manufacture, processing, and distribution of chemicals, or regarding notification about chemicals, and if we fail to comply, we could be subject to civil or criminal penalties or be prohibited from distributing our products.

   Some of our chemical analysis business' products are used in conjunction with chemicals whose manufacture, processing, distribution and notification requirements are regulated by the United States Environmental Protection Agency under the Toxic Substances Control Act, and by regulatory bodies in other countries with laws similar to the Toxic Substances Control Act. We must conform the manufacture, processing, distribution of and notification about these chemicals to these laws and adapt to regulatory requirements in all countries as these requirements change. If we fail to comply with these requirements in the manufacture or distribution of our products, then we could be made to pay civil penalties, face criminal prosecution and, in some cases, be prohibited from distributing our products in commerce until the products or component substances are brought into compliance.

Environmental contamination from past operations could subject us to unreimbursed costs and could harm on-site operations and the future use and value of the properties involved.

   Some of our properties are undergoing remediation by Hewlett-Packard for subsurface contaminations that were known at the time of our separation from Hewlett-Packard. Hewlett-Packard has agreed to retain the liability for this subsurface contamination, perform the required remediation and indemnify us with respect to claims arising out of that contamination. The determination of the existence and cost of any additional contamination caused by us could involve costly and time-consuming negotiations and litigation. In addition, Hewlett-Packard will have access to our properties to perform remediation. While Hewlett-Packard has agreed to minimize interference with on-site operations at those properties, remediation activities and subsurface contamination may require us to incur unreimbursed costs and could harm on-site operations and the future use and value of the properties. We cannot be sure that Hewlett-Packard will fulfill its indemnification or remediation obligations.

   We have agreed to indemnify Hewlett-Packard for any liability associated with contamination from past operations at all other properties transferred from Hewlett-Packard to us other than those properties currently undergoing remediation by Hewlett-Packard. While we are not aware of any material liabilities associated with existing subsurface contamination at any of those properties, subsurface contamination may exist, and we may be exposed to material liability as a result of the existence of that contamination.

Environmental contamination caused by ongoing operations could subject us to substantial liabilities in the future.

   Our semiconductor and other manufacturing processes involve the use of substances regulated under various international, federal, state and local laws governing the environment. We may be subject to liabilities for environmental contamination, and these liabilities may be substantial. Although our policy is to apply strict standards for environmental protection at our sites inside and outside the United States, even if not subject to regulations imposed by foreign governments, we may not be aware of all conditions that could subject us to liability.

We and our customers are subject to various governmental regulations, compliance with which may cause us to incur significant expenses, and if we fail to maintain satisfactory compliance with certain regulations, we may be forced to recall products and cease their manufacture and distribution, and we could be subject to civil or criminal penalties.

   Our businesses are subject to various significant international, federal, state and local, health and safety, packaging, product content and labor regulations. These regulations are complex, change frequently and have tended to become more stringent over time. We may be required to incur significant expenses to comply with these regulations or to remedy violations of these regulations. Any failure by us to comply with applicable government regulations could also result in cessation of our operations or portions of our operations, product recalls or impositions of fines and restrictions on our ability to carry on or expand our operations. In addition, because many of our products are regulated or sold into regulated industries, we must comply with additional regulations in marketing our products.

   Our products and operations are also often subject to the rules of industrial standards bodies, like the International Standards Organization, as well as regulation of other agencies such as the United States Federal Communications Commission. We also must comply with work safety rules. If we fail to adequately address any of these regulations, our businesses will be harmed.

We are subject to laws and regulations governing government contracts, and our failure to address these laws and regulations or comply with government contracts could harm our business.

   We have agreements relating to the sale of our products to government entities and, as a result, we are subject to various statutes and regulations that apply to companies doing business with the government. The laws governing government contracts differ from the laws governing private contracts. For example, many government contracts contain pricing terms and conditions that are not applicable to private contracts. We are also subject to investigation for compliance with the regulations governing government contracts.

Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products.

   Third parties may claim that we are infringing their intellectual property rights, and we may be found to infringe those intellectual property rights. While we do not believe that any of our products infringe the valid intellectual property rights of third parties, we may be unaware of intellectual property rights of others that may cover some of our technology, products and services.

   Any litigation regarding patents or other intellectual property could be costly and time-consuming and could divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of certain of our products.

   We often rely on licenses of intellectual property useful for our businesses. We cannot assure you that these licenses will be available in the future on favorable terms or at all. In addition, our position with respect to the negotiation of licenses has changed as a result of our separation from Hewlett-Packard. In the past, as a part of Hewlett-Packard, we benefited from our access to Hewlett-Packard's entire intellectual property portfolio when asserting counterclaims and negotiating cross-licenses with third parties. Our current patent cross-license agreement with Hewlett-Packard gives us only a limited right to sublicense a portion of Hewlett-Packard's intellectual property portfolio. Accordingly, we may be unable to obtain agreements on terms as favorable as we may have been able to obtain if we could have sublicensed Hewlett-Packard's entire intellectual property portfolio. Nothing restricts Hewlett-Packard from competing with us other than some restrictions on the use of patents licensed to Hewlett-Packard by us.

Third parties may infringe our intellectual property, and we may expend significant resources enforcing our rights or suffer competitive injury.

   Our success depends in large part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results.

   Our pending patent and trademark registration applications may not be allowed, or competitors may challenge the validity or scope of these patents or trademark registrations. In addition, our patents may not provide us a significant competitive advantage.

   We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and our competitive position may be harmed before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

If we suffer loss to our factories, facilities or distribution system due to catastrophe, our operations could be seriously harmed.

   Our factories, facilities and distribution system are subject to catastrophic loss due to fire, flood, terrorism or other natural or man-made disasters. In particular, several of our facilities could be subject to a catastrophic loss caused by earthquake due to their location. We have significant facilities in areas with above average seismic activity, such as our production facilities, headquarters and Agilent Laboratories in California and our production facilities in Washington and Japan. If any of these facilities were to experience a catastrophic loss, it could disrupt our operations, delay production, shipments and revenue, and result in large expenses to repair or replace the facility. We self-insure against such losses and do not carry catastrophic insurance policies to cover potential losses resulting from earthquakes.

Periodic power supply problems in California could harm our business.

   Our corporate headquarters, a portion of our research and development activities, other critical business operations and a certain number of our suppliers are located in California. California has experienced periodic power shortages. Power outages could cause disruptions to our operations and the operations of our suppliers, distributors, resellers and customers. We self-insure against such disruptions and do not carry catastrophic insurance policies to cover potential losses resulting from power shortages or outages. In addition, California has recently experienced rising energy costs that could negatively impact our results.

                        Risks Relating to the Offering

We may be unable to repurchase the debentures upon a Fundamental Change.

   Upon a Fundamental Change, as defined in "Description of Debentures--Repurchase at Option of the Holder Upon a Fundamental Change," we may be required to repurchase all or a portion of the debentures. If a Fundamental Change were to occur, we may not have enough funds to pay the repurchase price for all tendered debentures. Our current credit agreements contain, and our future credit agreements or other agreements relating to our indebtedness may also contain, provisions that prohibit the repurchase of the debentures upon a Fundamental Change. Such agreements may also provide that a Fundamental Change constitutes an event of default under the agreement. If a Fundamental Change occurs at a time when we are prohibited from repurchasing the debentures, we could seek the consent of our lenders to repurchase the debentures or could attempt to refinance this debt. If we were not able to obtain this consent, we could not repurchase the debentures.

A public market may not develop for the debentures.

   There is no established public trading market for the debentures. We cannot be sure that any market for the debentures will develop or, if one does develop, that it will be maintained. If an active market for the debentures fails to develop or continue, the trading price of the debentures could be harmed. We do not intend to apply for listing of the debentures on any securities exchange or other stock market.

Debenture holders should consider the U.S. federal income tax consequences of owning the debentures and the shares issuable upon conversion of the debentures.

   We and each holder agree in the indenture to treat the debentures as indebtedness that is subject to U.S. Treasury regulations governing contingent payment debt instruments. The following discussion assumes that the debentures will be so treated, and we cannot assure holders that the Internal Revenue Service will not assert that the debentures should be treated differently. Under the contingent payment debt regulations, a holder will be required to include amounts in income, as original issue discount, in advance of cash such holder receives on a debenture, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, even though the debenture will have a significantly lower yield to maturity. A holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, under the indenture, a holder will recognize ordinary income, if any, upon a sale, exchange, conversion or redemption of the debentures at a gain. In computing such gain, the amount realized by a holder will include, in the case of a conversion, the amount of cash and the fair market value of shares received. Holders are urged to consult their own tax advisors as to the U.S. federal, state and other tax consequences of acquiring, owning and disposing of the debentures and shares. See "Certain U.S. Federal Income Tax Consequences."

The market price of our common stock is volatile, which may adversely affect the price of the debentures.

   The stock market in general, and the stock prices of technology companies in particular, have recently experienced volatility that has often been unrelated to the operating performance of any particular company or companies. If market or industry-based fluctuations continue, our stock price could decline regardless of our actual operating performance. In addition, the market price of our common stock will fluctuate in response to a number of other factors, including:

   .   quarterly variations in our results of operations;

   . announcements of new products or product enhancements by us, our competitors or our customers;

   .   technological innovations by us or our competitors;

   . changes in earnings estimates or buy/sell recommendations by financial analysts;

   .   changes in the ratings of our debentures or other securities;

   .   the operating and stock price performance of comparable companies; and

   . general market conditions or market conditions specific to particular industries.

   The volatility in our stock price caused by the factors listed above may cause our stock price to decline, which could adversely affect the price of the debentures.

                                USE OF PROCEEDS

   All of the debentures and the shares of our common stock issuable upon conversion of the debentures are being sold by the selling security holders or their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the debentures or the shares of our common stock issuable upon conversion of the debentures. See "Selling Security Holders."

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

                                             Three Months Ended
                                                January 31,       Years Ended October 31,
                                             ------------------ ---------------------------
                                              2002      2001    2001 2000  1999  1998 1997
                                             ----       -----   ---- ----- ----- ---- -----
Ratio of Earnings to Fixed Charges..........  (a)     24.9x      (a) 31.8x 14.6x 6.5x 22.8x

--------
(a) In the first quarter of fiscal year 2002 and in fiscal year 2001, our ratio of earnings to fixed charges was less than one to one due to our loss from continuing operations in those periods. In order to cover fixed charges in those periods, our earnings from operations would have had to increase by $423 million and $477 million, respectively.

   For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is a reasonable approximation of the interest factor.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our common stock other than a dividend of the net proceeds of our initial public offering to our former parent, Hewlett-Packard. We intend to retain any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Our revolving credit facilities currently prevent the payment by us of dividends (other than the dividend of equity securities).

                           DESCRIPTION OF DEBENTURES

   We issued the debentures under an indenture, dated as of November 27, 2001, between us and Citibank, N.A., as trustee. The terms of the debentures include those provided in the indenture and those provided in the registration rights agreement that we entered into with the initial purchasers.

   The following description is only a summary of the material provisions of the debentures, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of these debentures.

   When we refer to "we", "us", "our" or "Agilent" in this section, we refer only to Agilent Technologies, Inc. and not its subsidiaries.

General

   The debentures are our senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness. The debentures are convertible into common stock as described under the caption "--Conversion of Debentures." The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

   We issued $1,150,000,000 aggregate principal amount of debentures, including $150,000,000 aggregate principal amount of debentures issued pursuant to the exercise by the initial purchasers of their option to purchase additional debentures. The debentures were issued only in denominations of $1,000 and multiples of $1,000. The debentures will mature on December 1, 2021 unless earlier converted, redeemed at our option or repurchased by us at a holder's option on the Put Dates or upon a Fundamental Change.

   We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

   Holders are not afforded protection in the event of a highly leveraged transaction or a change in control of us under the indenture except to the extent described below under the caption "--Repurchase at Option of the Holder Upon a Fundamental Change."

   The debentures bear interest at the annual rate of three percent (3.00%). Interest will be calculated on the basis of a 360-day year of twelve 30-day months. On June 1, 2006, June 1, 2011 and June 1, 2016, the interest rate on the debentures will be reset to a rate per annum equal to the interest rate payable 120 days prior to such reset date on 5-year U.S. Treasury Notes minus 1.13%. However, in no event will such interest rate be reset below 3.00% per annum or above 5.00% per annum. We will pay interest on June 1 and December 1 of each year, beginning on June 1, 2002 to record holders at the close of business on the preceding May 15 and November 15, as the case may be, except:

   . interest payable upon redemption will be paid to the person to whom principal is payable, unless the redemption date is an interest payment date, in which case interest shall be paid to the record holder on the relevant record date; and

   .   as set forth in the next sentence.

   If debentures are converted into common stock during the period after any record date but prior to the next interest payment date, either:

   . we will not be required to pay interest on the interest payment date if the debenture has been called for redemption on a redemption date that occurs during this period, but accrued and unpaid interest on such debenture will be paid on the redemption date; or

   . we will not be required to pay interest on the interest payment date if the debenture is to be repurchased in connection with a Put Date or a Fundamental Change on a Put Date or a repurchase date that occurs during this period, but accrued and unpaid interest on such debenture will be paid on the Put Date or the repurchase date, as applicable; or

   . if otherwise, any debenture not called for redemption that is submitted for conversion during this period must also be accompanied by an amount equal to the interest due on the interest payment date on the converted principal amount, unless at the time of the conversion there is a default in the payment of interest on the debentures. See "--Conversion of Debentures."

   We will maintain an office in New York City for the payment of interest, which shall initially be an office or agency of the trustee.

   We may pay interest either:

   . by check mailed to a holder's address as it appears in the debenture register, provided that if the holder has an aggregate principal amount in excess of $2.0 million, that holder shall be paid, at the holder's written election, by wire transfer in immediately available funds; or

   .   by transfer to an account maintained by the holder in the United States.

   However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, or its nominee will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

   Holders are not required to pay a service charge for registration or transfer of their debentures. We may, however, require holders to pay any tax or other governmental charge in connection with the transfer. We are not required to exchange or register the transfer of:

   .   any debenture or portion selected for redemption;

   .   any debenture or portion surrendered for conversion; or

   . any debenture or portion surrendered for repurchase but not withdrawn in connection with a Put Date or a Fundamental Change.

Tax Treatment

   Under the indenture, we and each holder have agreed, for U.S. federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments and, for purposes of those regulations, to treat the fair market value of the common stock received on the conversion as a contingent payment, and the discussion herein assumes that such treatment is correct. However, the characterization of instruments such as the debentures and the application of such regulations are uncertain in several respects. See "Certain U.S. Federal Income Tax Consequences."

Conversion of Debentures

   Holders may convert debentures, in whole or in part, into our common stock at any time prior to the close of business on the business day immediately preceding the maturity date, subject to prior redemption of the debentures. If we call debentures for redemption, holders may convert the debentures only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If holders have submitted debentures for repurchase on a Put Date or upon a Fundamental Change, they may convert debentures only if they withdraw their election. Holders may convert debentures in part so long as that part is $1,000 principal amount or an integral multiple of $1,000. If any debentures not called for redemption are converted after a record date for any interest payment date and prior to the next interest payment date, the debentures must be accompanied by an amount equal to the interest payable on the next interest payment date on the converted principal amount unless a default exists at the time of conversion.

   The conversion price for the debentures is $32.22 per share of common stock, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of debentures. Instead, we will pay cash based on the average market price of the common stock on the five trading days preceding such conversion date for all fractional shares of common stock. Unless holders convert debentures on an interest payment date and except as described below, they will not receive any accrued interest or dividends upon conversion.

   To convert a debenture (other than a debenture held in book-entry form through DTC) into common stock a holder must:

   . complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver this notice to the conversion agent;

   .   surrender the debenture to the conversion agent;

   .   if required, furnish appropriate endorsements and transfer documents;

   .   if required, pay all transfer or similar taxes; and

   . if required, pay funds equal to interest payable on the next interest payment date.

   Holders of debentures held in book-entry form through DTC must follow DTC's customary practices. The date a holder complies with these requirements is the conversion date under the indenture. As promptly as practicable on or after the conversion date, but no later than three business days after the conversion date, we will issue and deliver to the conversion agent certificates for the number of full shares of common stock issuable upon conversion, together with any cash payment for fractional shares.

   If a holder delivers a debenture for conversion, that holder will not be required to pay any taxes or duties for the issue or delivery of common stock on conversion. However, we will not pay any transfer tax or duty payable as result of the issuance or delivery of the common stock in a name other than that of the holder of the debenture. We will not issue or deliver common stock certificates unless we have been paid the amount of any transfer tax or duty or we have been provided satisfactory evidence that the transfer tax or duty has been paid.

   We will adjust the conversion price if the following events occur:

      (1) we issue common stock as a dividend or distribution on our common stock;

      (2) we issue to all holders of common stock specified rights or warrants to purchase our common stock at a price per share less than the then current market price per share, unless we elect to distribute or reserve these rights or warrants for distribution to the holders of the debentures upon the conversion of the debentures, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration;

      (3) we subdivide or combine our common stock;

      (4) we distribute to all common stockholders capital stock, evidences of indebtedness or assets, including securities but excluding:

      .   rights or warrants listed in (2) above;

      .   dividends or distributions listed in (1) above; and

      .   cash distributions listed in (5) below;

      (5) we make a dividend or distribution consisting exclusively of cash to all holders of common stock if the aggregate amount of these distributions combined together with (A) all other all-cash distributions made within the preceding 12 months in respect of which we made no adjustment plus (B) any cash and the fair market value of other consideration payable in any tender offers by us or any of our subsidiaries for common stock within the preceding 12 months in respect for which we made no adjustment, exceeds 10% of our market capitalization, being the product of the then current market price of the common stock multiplied by the number of shares of our common stock then outstanding;

      (6) the purchase of common stock pursuant to a tender offer made by us or any of our subsidiaries involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration payable in any other tender offer by us or any of our subsidiaries for common stock expiring within the 12 months preceding the expiration of the tender offer plus (B) the aggregate amount of any such all-cash distributions referred to in (5) above to all holders of common stock within the 12 months preceding the expiration of the tender offer, in each case, for which we have made no adjustment, exceeds 10% of our market capitalization on the expiration of such tender offer; and

      (7) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our Board of Directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

      . the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and

      . the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

   However, the adjustment referred to in this clause (7) will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger of Agilent or a sale of all or substantially all of our assets.

   To the extent Agilent's stockholders' rights plan is in effect upon conversion of the debentures into common stock, holders will receive, in addition to the common stock, rights under the rights plan, provided that the debentures are converted prior to the earlier of a distribution date (as defined in the rights agreement) and the expiration of such rights. See "Description of Capital Stock--Stockholders' Rights Plan."

   If we reclassify our common stock, consolidate, merge or combine with another person or sell or convey our property and assets as an entirety or substantially as an entirety, each debenture then outstanding will, without the consent of the holder of any debenture, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, combination, sale or conveyance by a holder of the number of shares of common stock into which the debenture was convertible immediately prior to the reclassification, consolidation, merger, combination, sale or conveyance. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have to select a particular type of consideration. The adjustment will not be made for a consolidation, merger or combination that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

   We may, from time to time, reduce the conversion price for a period of at least 20 days if our Board of Directors has made a determination that this reduction would be in our best interests. Any such determination by our Board of Directors will be conclusive. We would give holders at least 15 days' notice of any reduction in the conversion price. In addition, we may reduce the conversion price if our Board of Directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution or due to the non-occurrence of such a distribution. See "Certain U.S. Federal Income Tax Consequences."

   We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price. Except as described above in this section, we will not adjust the conversion price for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by Agilent

   The debentures are not entitled to any sinking fund. At any time on or after December 6, 2004, we may redeem the debentures in whole or in part for cash at 100% of the principal amount of the debentures plus accrued and unpaid interest to, but excluding, the redemption date. Subject to the next sentence, we will pay accrued and unpaid interest to the same holder that receives the redemption payment. However, if the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 15 days prior to the redemption date.

   If less than all of the outstanding debentures are to be redeemed, the trustee shall select the debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder's debentures are selected for partial redemption and that holder converts a portion of their debentures, the converted portion shall be deemed to be of the portion selected for redemption.

Repurchase at Option of the Holder on Put Dates

   On the Put Dates of December 1, 2006, December 1, 2011 and December 1, 2016, each holder will have the right to require us to repurchase all or any portion of their debentures that is equal to $1,000 or a whole multiple of $1,000 for which such holder has delivered, and not withdrawn, a written purchase notice, subject to certain additional conditions. Holders may submit debentures for repurchase to the paying agent at any time from the opening of business on the date that is 30 days prior to an applicable Put Date until the close of business on the date that is five business days prior to such Put Date.

   We shall repurchase the debentures at a price equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest to, but excluding, the applicable Put Date. We will pay interest on the applicable Put Date to the record holder on the relevant record date.

   We will give notice on a date not less than 30 days prior to each Put Date to all record holders, stating among other things, the procedures that must be followed to require us to repurchase debentures.

   The repurchase notice given by holders electing to require us to repurchase debentures shall state:

   .   the certificate numbers of debentures to be delivered for repurchase;

   . the portion of the principal amount at maturity of debentures to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

   . that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

   Holders may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the applicable Put Date, which shall state the principal amount at maturity being withdrawn, the certificate numbers of the debentures being withdrawn, and the principal amount at maturity of the debentures that remains subject to the repurchase notice, if any.

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   We will comply with all applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in connection with any repurchase offer.

   Payment of the repurchase price for a debenture for which holders have delivered, and not validly withdrawn, a repurchase notice is conditioned upon delivery of the debenture, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will promptly pay the repurchase price for the debenture following the later of the applicable Put Date or the time of delivery of the debenture.

   If the paying agent holds money or securities sufficient to pay the repurchase price of the debenture on the business day following the applicable Put Date in accordance with the terms of the indenture, then, immediately after the applicable Put Date, the debenture will cease to be outstanding and interest on such debenture will cease to accrue, whether or not the debenture is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the debenture.

   Our ability to repurchase debentures may be limited by the terms of our then existing borrowing or financial agreements.

   We may not repurchase debentures at the option of holders if there has occurred and is continuing an event of default with respect to the debentures, other than a default in the payment of the repurchase price with respect to such debentures.

Repurchase at Option of the Holder Upon a Fundamental Change

   If a Fundamental Change occurs prior to December 1, 2021, holders will have the right to require us to repurchase all or any portion of their debentures that is equal to $1,000 or a whole multiple of $1,000, on a repurchase date that is no earlier than 25 days and no later than 35 days after the date of our notice of the Fundamental Change.

   We shall repurchase the debentures at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest on the interest payment date to the record holder on the relevant record date. Otherwise, we will pay accrued and unpaid interest to the same holder that receives the principal amount to be repurchased.

   We will mail to all record holders a notice of the Fundamental Change within 15 days after the occurrence of the Fundamental Change. The notice must describe the Fundamental Change, the right to elect repurchase of the debentures and the repurchase date. We are also required to deliver to the trustee a copy of the Fundamental Change notice. If holders elect to exercise their repurchase right, they must deliver to us or our designated agent at any time from the date of our notice of Fundamental Change until the close of business on the date that is five business days prior to the repurchase date, written notice of their exercise of their repurchase right, together with any debentures to be repurchased, duly endorsed for transfer. Following the repurchase date we will pay promptly the repurchase price for debentures surrendered for redemption.

   A Fundamental Change will be considered to have occurred if:

   . our common stock or other common stock into which the debentures are convertible is no longer listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market System or another established automated over-the-counter trading market in the United States; or

   .   one of the following "change in control" events occurs:

       -- any person or group is a beneficial owner of more than 50% of the voting power of our outstanding securities entitled to generally vote for directors;

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

       -- our stockholders approve any plan or proposal for our liquidation, dissolution or winding up;

       -- we consolidate with or merge into any other corporation or any other corporation merges into us and, as a result, our outstanding common stock is changed or exchanged for other assets or securities unless our stockholders immediately before the transaction own, directly or indirectly, immediately following the transaction more than 50% of the combined voting power of the corporation resulting from the transaction in substantially the same proportion as their ownership of our voting stock immediately before the transaction;

       -- we convey, transfer or lease all or substantially all of our assets to any person; or

       -- continuing directors do not constitute a majority of our Board of Directors at any time.

   However, a change in control will not be deemed to have occurred if:

   . the last sale price of our common stock for any five trading days during the 10 trading days immediately before the change in control is equal to at least 105% of the conversion price, or

   . All of the consideration, excluding cash payments for fractional shares in the transaction constituting the change in control, consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market System, and as a result of the transaction the debentures become convertible solely into that common stock.

   The term "continuing director" means at any date a member of our Board of
Directors:

   .   who was a member of our Board of Directors on October 31, 2001; or

   . who was nominated or elected by at least a majority of the directors who were continuing directors at the time of the nomination or election or whose election to our Board of Directors was recommended by at least a majority of the directors who were continuing directors at the time of the nomination or election or by the nominating committee comprised of our independent directors.

   Under the above definition of continuing directors, if the current Board of Directors resigns after approving new directors, no change in control would occur, even though our current directors would then cease to be directors.

   The interpretation of the phrase "all or substantially all" used in the definition of change in control would likely depend on the facts and circumstances existing at the time. As a result, there may be uncertainty as to whether or not a sale or transfer of "all or substantially all" of our assets has occurred.

   We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a Fundamental Change.

   These repurchase rights could discourage a potential acquiror of Agilent. However, this repurchase feature is not the result of management's knowledge of any specific effort to obtain control of Agilent by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to offer to repurchase the debentures upon a Fundamental Change would not necessarily afford a holder protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Agilent.

   We may be unable to repurchase the debentures in the event of a Fundamental Change. If a Fundamental Change were to occur, we may not have enough funds to pay the repurchase price for all tendered debentures. In addition, a Fundamental Change could result in an event of default under loan agreements we may enter into in the future. Our current loan agreements do, and our future loan agreements could, prohibit, in certain situations, repurchases of the debentures. Any future credit facilities or other agreements relating to our indebtedness may contain similar provisions, or expressly prohibit the repurchase of the debentures.

   We may not repurchase debentures at the option of holders if there has occurred and is continuing an event of default with respect to the debentures, other than a default in the payment of the repurchase price with respect to such debentures.

Ranking

   The debentures will be our senior unsecured obligations and will rank equally with all our other senior unsecured debt.

   We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the debentures. The trustee's claims for these payments will generally be senior to those of holders of debentures in respect of all funds collected or held by the trustee.

   The debentures are obligations exclusively of Agilent. As a result, our cash flow and our ability to service our indebtedness, including the debentures, is partially dependent upon the earnings of our subsidiaries. In addition, we are partially dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Events of Default

   Each of the following constitutes an event of default under the indenture:

   (1) default in paying interest on the debentures when it becomes due and the default continues for a period of 30 days or more;

   (2) default in paying principal, or premium, if any, or the repurchase price in connection with a Put Date or a Fundamental Change on the debentures when due;

   (3) default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 60 days or more after written notice has been given to us by the trustee, or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debentures;

   (4) failure to give notice to holders of optional repurchase upon a Fundamental Change; or

   (5) the occurrence of events of bankruptcy, insolvency or similar proceedings with respect to us or any of our significant subsidiaries.

   For purposes of the above, "significant subsidiary" has the meaning given to that term in Rule 1-02 of Regulation S-X under the Exchange Act, except that references to income from continuing operations are changed to revenues.

   If an event of default, other than an event of default described in clause
(5) above with respect to us, occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debentures may, and the trustee at the request of the holders of not less than 25% in principal amount of the outstanding debentures will, by written notice require immediate repayment of the entire principal amount of the outstanding debentures, together with all accrued and unpaid interest. If any event of default described in clause (5) above with respect to us occurs, the principal amount of all the debentures will automatically become immediately due and payable.

   After a declaration of acceleration described above, the holders of a majority in principal amount of outstanding debentures may, under conditions set forth in the indenture, rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debentures that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debentures also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debenture, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debentures.

   Holders of at least 25% in principal amount of the outstanding debentures may seek to institute a proceeding only after they have made written request and offered indemnity reasonably satisfactory to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debentures. These limitations do not apply, however, to a suit instituted by a holder of a debenture for the enforcement of the payment of principal or interest on or after the due dates for payment.

   During the existence of an event of default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person's own affairs. If an event of default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to limited exceptions, the holders of a majority in principal amount of the outstanding debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

   The trustee will, within 60 days after any default occurs, give notice of the default to the holders of the debentures, unless the default was already cured or waived. However, unless there is a default in paying principal or interest when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

   We are required to furnish to each trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Modification and Waiver

   The indenture may be amended or modified without the consent of any holder in order to:

   .   cure ambiguities, defects or inconsistencies;

   . provide for the assumption of our obligations in the case of a merger or consolidation of us;

   . make any change that would provide any additional rights or benefits to the holders;

   .   secure the debentures;

   . evidence and provide for the acceptance of appointment under the indenture by a successor trustee; or

   .   make any change that does not adversely affect the rights of any holder.

   Other amendments and modifications of the indenture or the debentures issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debentures. However, no modification or amendment may, without the consent of the holder of each outstanding debenture affected:

   . change the record or payment dates for interest payments or reduce the rate of interest on any debenture;

   .   extend the stated maturity of any debenture;

   . reduce the principal amount, redemption price or repurchase price in connection with either a Put Date or a Fundamental Change with respect to any debenture;

   . make any debenture payable in money or securities other than that stated in the debenture;

   . make any change that adversely affects the right of a holder to convert any debenture;

   . make any change that adversely affects the right to require us to purchase a debenture;

   . impair the right to convert, or receive payment with respect to, a debenture, or right to institute suit for the enforcement of any payment with respect to, or conversion of, the debentures;

   . change the provisions in the indenture that relate to modifying or amending the indenture; or

   . extend time for payment or otherwise waive a payment default with respect to the debentures.

Consolidation, Merger or Sale of Assets

   We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or series of transactions, unless:

   . we shall be the continuing person or the resulting, surviving or transferee person (the surviving entity) is a corporation or limited liability company organized and existing under the laws of the United States or any State or the District of Columbia;

   . the surviving entity will expressly assume all of our obligations under the debentures and the indenture, and will execute a supplemental indenture which will be delivered to the trustee and will be in form and substance reasonably satisfactory to the trustee;

   . immediately after giving effect to the transaction, no default shall have occurred and be continuing; and

   . we or the surviving entity will have delivered to the trustee an opinion of counsel stating that the transaction or series of transactions and the supplemental indenture, if any, comply with the applicable provisions of the indenture.

   If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our properties and assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power we have under the indenture with the same effect as if such successor corporation had been named as Agilent. Except for any lease, we will be discharged from all obligations and covenants under the indenture and the debentures.

Discharge

   The indenture provides that we may terminate our obligations under the indenture at any time by delivering all outstanding debentures to the trustee for cancellation if we have paid all sums payable by us under the indenture. At any time (i) within 30 days before the maturity of the debentures or the redemption of all the debentures or (ii) after all of the debentures have become due and payable as a result of the holders' exercise of their option to have their debentures repurchased, we may terminate our substantive obligations under the indenture, other than our obligations to pay the principal of, and interest on, the debentures, by depositing with the trustee money or U.S. Government obligations sufficient to pay all remaining indebtedness on the debentures and all other sums payable under the indenture when due.

Governing Law

   The laws of the State of New York govern the indenture and the debentures.

Information Concerning the Trustee

   Citibank, N.A., as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debentures. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Book-Entry System

   We initially issued the debentures in the form of a global security issued in reliance on Rule 144A. Upon the issuance of a global security DTC (referred to as the depository) or its nominee credited the accounts of persons holding through it with the respective principal amounts of the debentures represented by such global security. Such accounts were designated by the initial purchasers with respect to debentures placed by the initial purchasers for us. Ownership of beneficial interests in a global security were limited to persons that have accounts with the depository (participants) or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository for such global security. Ownership of beneficial interests in such global security by persons that hold through participants will be shown on, and the transfer of those ownership interests through such participant will be effected only through, records maintained by such participant. The foregoing may impair the ability to transfer beneficial interests in a global security.

   We will make payment of principal and interest on debentures represented by any such global security to the depository or its nominee, as the case may be, as the sole holder of the debentures represented thereby for all purposes under the indenture. None of Agilent, the trustee, or the initial purchasers, or any agent of Agilent, the trustee or the initial purchasers, will have any responsibility or liability for any aspect of the depository's records relating to or payments made on account of beneficial ownership interests in a global security representing any debentures or for maintaining, supervising or reviewing any of the depository's records relating to such beneficial ownership interests.

   We have been advised by the depository that, upon receipt of any payment of principal or interest on any global security, the depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depository. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

   A global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any such nominee to a successor of such depository or a nominee of such successor. If the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us or the depository within 90 days, we will issue debentures in definitive form in exchange for the global security. In either instance, an owner of a beneficial interest in the global security will be entitled to have debentures equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such debentures in definitive form. Debentures so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will pay principal and interest on the debentures and the debentures may be presented for registration of transfer or exchange at the offices of the trustee.

   So long as the depository for a global security, or its nominee, is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole holder of the debentures represented by such global security for the purposes of receiving payment on the debentures, receiving notices and for all other purposes under the indenture and the debentures. Beneficial interests in debentures will be evidenced only by, and transfers thereof will be effected only through, records maintained by the depository and its participants. The depository has nominated Cede & Co. as the nominee. Except as provided above, owners of beneficial interests in a global security will not be entitled to have the debentures represented by the global security registered in their name, will not be entitled to receive physical delivery of certificated debentures and will not be considered the holders thereof for any purposes under the indenture. Accordingly, any such person owning a beneficial interest in such a global security must rely on the procedures of the depository, and, if any such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The indenture provides that the depository may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in such a global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depository would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   We will send any redemption notices to Cede & Co. We understand that if less than all of the debentures are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

   We also understand that neither DTC nor Cede & Co. may consent or vote with respect to the debentures. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the debentures are credited on the record date identified in a listing attached to the omnibus proxy.

   A person having a beneficial interest in debentures represented by the global security may be unable to pledge an interest to persons or entities that do not participate in the DTC system, or to take other actions in respect of that interest, because that beneficial interest is not represented by a physical certificate.

   The depository has advised us that the depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to the depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                              REGISTRATION RIGHTS

   We entered into a registration rights agreement with the initial purchasers on November 27, 2001. The following summary of the registration rights provided in the registration rights agreement is not complete. We urge you to refer to the registration rights agreement for a full description of the registration rights that apply to the debentures and the common stock into which the debentures are convertible.

   We agreed, pursuant to the registration rights agreement, to file the shelf registration statement of which this prospectus forms a part under the Securities Act of 1933 within 120 days after the issuance of the debentures to register resales of the debentures and the shares of common stock into which the debentures are convertible (referred to herein as registrable securities). We will use our reasonable efforts to have this shelf registration statement declared effective as soon as practicable after it is filed and, in any event, within 180 days after the issuance of the debentures, and to keep it effective until the earliest of (1) the date when all registrable securities have been registered under the Securities Act of 1933 and disposed of, (2) the date on which all registrable securities are sold to the public pursuant to Rule 144 under the Securities Act of 1933, (3) the date on which all registrable securities cease to be outstanding and (4) the date when certain transfer restrictions on the registrable securities are terminated as a result of the application of Rule 144(k) (such shortest time period being referred to herein as the effectiveness period).

   If we fail to comply with the above provisions of the registration rights agreement, additional amounts will become payable in respect of the registrable securities as follows:

   (1) if the shelf registration statement were not filed within 120 days after the issuance of the debentures, then commencing on the day after such date, additional amounts would accrue on the registrable securities at a rate of 0.5% per annum on the amount of registrable securities;

   (2) if the shelf registration statement were not declared effective by the SEC on or prior to the 180th day following the issuance of the debentures, then commencing on the day after such date, additional amounts would accrue on the registrable securities at a rate of 0.5% per annum on the amount of registrable securities; and

   (3) if the shelf registration statement were to be declared effective and then cease to be effective at any time during the effectiveness period (other than for a permitted suspension, as described below), then additional amounts would accrue on the registrable securities at a rate of 0.5% per annum on the amount of registrable securities;

provided, however, that additional amounts on the registrable securities may not accrue under more than one of the foregoing clauses (1), (2) or (3) at any one time; provided, further, however, that upon the filing of the shelf registration statement as required hereunder (in the case of clause (1) above), upon the effectiveness of the shelf registration as required hereunder (in the case of clause (2) above), or upon the effectiveness of a shelf registration which has ceased to remain effective (in the case of (3) above), additional amounts on the registrable securities as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue. It is understood and agreed that, notwithstanding any provision to the contrary, so long as any registrable security is then covered by an effective shelf registration statement, no additional amounts shall accrue on such registrable security.

   Any additional amounts due pursuant to clause (1), (2) or (3) above will be payable in cash on the same dates as the interest payment dates for the debentures.

   The term "amount of registrable securities" means (1) with respect to the debentures, the aggregate principal amount of all such debentures outstanding,
(2) with respect to the shares of common stock into which the debentures are convertible, the aggregate number of such shares of common stock outstanding multiplied by the conversion price (as defined in the indenture relating to the debentures) or, if no debentures are then outstanding, the last conversion price that was in effect under such indenture when any such debentures were last outstanding, and (3) with respect to combinations thereof, the sum of (1) and (2) for the relevant registrable securities.

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

   We shall have the right to suspend the effectiveness of the shelf registration statement for up to 30 consecutive days in any 90-day period, and for up to a total of 90 days in any 365-day period, without being required to pay additional amounts. However, if our suspension relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the foregoing suspension period from 30 days to 60 days.

   A holder who elects to sell registrable securities pursuant to the shelf registration statement of which this prospectus forms a part will be required to:

   . be named as a selling stockholder in this prospectus or a prospectus supplement;

   .   deliver the prospectus to purchasers; and

   . be subject to the provisions of the registration rights agreement, including indemnification provisions.

   Under the registration rights agreement we will:

   .   pay all expenses of the shelf registration statement;

   .   provide each registered holder copies of the prospectus;

   . notify holders when the shelf registration statement has become effective; and

   . take other actions as are required to permit unrestricted resales of the registrable securities.

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                         DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 2,000,000,000 shares of common stock, $.01 par value, and 125,000,000 shares of undesignated preferred stock, $.01 par value. The following description of our capital stock is subject to and qualified in its entirety by our certificate of incorporation and bylaws and by the provisions of applicable Delaware law.

                                 Common Stock

   As of February 28, 2002, there were 464,041,169 shares of our common stock outstanding that were held by approximately 73,737 stockholders of record.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

                                Preferred Stock

   The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

   .   restricting dividends on the common stock;

   .   diluting the voting power of the common stock;

   .   impairing the liquidation rights of the common stock; or

   . delaying or preventing a change in control of Agilent without further action by the stockholders.

   There are no shares of preferred stock outstanding as of the date of this prospectus.

                           Stockholders' Rights Plan

   On April 24, 2000, pursuant to a rights agreement that we entered into with Harris Trust and Savings Bank, as the rights agent, our board of directors declared a dividend of one right for each share of our common stock held by our stockholders of record as of the close of business on June 5, 2000 and further authorized and directed the issuance of one right for each share of our common stock that would become outstanding after this record date through the earlier of a distribution date, as described below, and the expiration of such rights. Each right will entitle the right-holder to purchase one one-thousandth of a share of our Series A Participating Preferred Stock at a purchase price of $500.

   The following summary of the principal terms of the rights agreement is only a general description and does not fully capture the detailed terms and conditions of the rights agreement. A copy of the rights agreement is attached as Exhibit 1 to the Form 8-A registration statement that we filed with the SEC on May 24, 2000. See "Where You Can Find More Information" for information on how to obtain a copy.

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

Distribution Date

   The rights will separate from the common stock, certificates evidencing the rights will be issued and the rights will become exercisable upon the earlier of:

   . the tenth day (or such later date as may be determined by our board of directors) after a person or group of affiliated or associated persons (whom we refer to as the acquirer) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock; or

   . ten business days (or such later date as may be determined by a majority of our board of directors) following the commencement or announcement of a tender offer or exchange offer that, if consummated, would result in the acquirer having a beneficial ownership of 15% or more of our outstanding common stock.

   We refer to the earlier of these two dates as the distribution date.

Expiration of Rights

   The rights will expire upon the earlier of either June 5, 2010 or the exchange or redemption of the rights as described under the sections captioned "Exchange Provision" and "Redemption" below.

Right to Buy Shares of Our Common Stock

   Unless the rights are earlier redeemed, in the event that an acquirer becomes the beneficial owner of 15% or more of our outstanding common stock, each holder of a right that has not been previously exercised (other than those rights beneficially owned by the acquirer) will have the right to receive, upon exercise of such right, shares of our common stock having a value equal to two times the purchase price that the right-holder paid for our Series A Participating Preferred Stock. The rights, however, will not be exercisable following this event until such time as the rights are no longer redeemable by us. See "Redemption" below.

Right to Buy the Acquiring Company's Stock

   Similarly, unless the rights are earlier redeemed, in the event that an acquirer becomes the beneficial owner of 15% or more of our outstanding common stock and either:

   . our company is acquired in a merger or other business combination transaction, or

   . 50% or more of our consolidated assets or earning power are sold (other than in transactions in the ordinary course of business),

each holder of a right that has not been previously exercised (other than those rights beneficially owned by the acquirer) will have the right to receive, upon exercise of such right, shares of the acquiring company's common stock having a value equal to two times the purchase price that the right-holder paid for our Series A Participating Preferred Stock.

Exchange Provision

   At any time after an acquirer has obtained 15% or more of our outstanding common stock but before the acquirer has obtained 50% or more of our outstanding common stock, our board of directors may exchange the rights (other than those rights beneficially owned by the acquirer), in whole or in part, at an exchange ratio of one share of our common stock per right.

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

Redemption

   At any time on or before the close of business on the earlier of:

   . the fifth day following the date that an acquirer publicly announces that such acquirer has become the beneficial owner of 15% or more of our outstanding common stock (or such later date as may be determined by our board of directors and publicly announced by us, or

   .   June 5, 2010,

we may redeem the rights in whole, but not in part, at a price of $0.001 per right.

Adjustments to Prevent Dilution

   The purchase price of our Series A Participating Preferred Stock, the number of rights and the number of shares of our Series A Participating Preferred Stock, our common stock or other securities or property issuable upon exercise of the rights are subject to customary adjustments from time to time to prevent dilution that would otherwise result from our dilutive issuances.

No Stockholders' Rights Prior to Exercise

   Until a right is exercised, the right-holder, as such, will not have the same rights as those of our stockholders (other than any rights resulting from such right-holder's ownership of our common stock), including, without limitation, the right to vote or to receive dividends.

Amendment of Rights Agreement

   On or before the distribution date, the terms of the rights and the rights agreement may be amended in any respect without the consent of the right-holders. After the distribution date, the terms of the rights and the rights agreement may be amended to cure any ambiguities or to make changes that do not adversely affect the interests of the right-holders (other than the acquirer) without the consent of the right-holders.

Rights and Preferences of Our Series A Participating Preferred Stock

   Each one one-thousandth of a share of our Series A Participating Preferred Stock has rights and preferences that are substantially equivalent to the rights and preferences of one share of our common stock.

Certain Anti-Takeover Effects

   Essentially, the rights are designed to protect and maximize the value of our stockholders' outstanding equity interests in our company in the event of an unsolicited attempt by an acquirer to take over our company in a manner that is, or on terms that are, not approved by our board of directors. Such takeover attempts frequently include coercive tactics that unfairly deprive our board of directors and our stockholders of any real opportunity to determine the destiny of our company. These tactics include a gradual initial accumulation of shares in the open market of 15% or more followed by a merger or a partial tender offer that does not treat all stockholders equally.

   The rights, however, are not intended to prevent a takeover of our company and will not do so. Because we may redeem the rights at any time before the distribution date, the rights should not interfere with any merger or business combination transaction approved by our board of directors.

   Issuance of the rights does not in any way weaken the financial strength of our company or interfere with its business plans. The issuance of the rights itself has no dilutive effect, will not affect reported earnings per share, should not be taxable to our company or to our stockholders and will not change the way in which our company's shares are presently traded.

     Anti-Takeover Effects of Our Certificate and Bylaws and Delaware Law

   Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

   .   acquisition of Agilent by means of a tender offer;

   .   acquisition of Agilent by means of a proxy contest or otherwise; or

   .   removal of our incumbent officers and directors.

   These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Election and Removal of Directors

   Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of our company because it generally makes it more difficult for stockholders to replace a majority of the directors.

Stockholder Meetings

   Under our bylaws, only the board of directors and the chairman of the board may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

   Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Delaware Anti-Takeover Law

   We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Elimination of Stockholder Action By Written Consent

   Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

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

Elimination of Cumulative Voting

   Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Amendment of Charter Provisions

   The amendment of any of the above provisions would require approval by holders of at least 80% of the outstanding common stock.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the debentures and, where noted, our common stock, as of the date of this prospectus. Except where noted, this summary deals only with a debenture held as a capital asset by a U.S. holder and does not deal with special situations. For example, this summary does not address:

   . tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

   . tax consequences to persons holding the debentures as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

   . tax consequences to holders of the debentures whose "functional currency" is not the U.S. dollar;

   .   alternative minimum tax consequences, if any; or

   .   any state, local or foreign tax consequences.

   The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

   If a partnership holds the debentures, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the debentures, you should consult your own tax advisors.

   No statutory, administrative or judicial authority directly addresses the treatment of the debentures or instruments similar to the debentures for U.S. federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the IRS) with respect to any of the U.S. federal income tax consequences discussed below. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

   Holders should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situation and any consequences arising under the laws of any other taxing jurisdiction.

                                 U.S. Holders

   The following discussion is a summary of certain U.S. federal income tax consequences that will apply to U.S. holders of debentures.

   For purposes of this discussion, a U.S. holder is a beneficial owner of a debenture that is:

   .   a citizen or resident of the United States;

   . a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

   . an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

   . a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Classification of the Debentures

   Under the indenture governing the debentures, we and each holder of the debentures agree, for U.S. federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments (the Contingent Debt Regulations) in the manner described below. The remainder of this discussion assumes that the debentures will be so treated and does not address any possible differing treatments of the debentures. However, the application of the Contingent Debt Regulations to instruments such as the debentures is uncertain in several respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures. In particular, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the debentures to common stock, and might recognize capital gain or loss upon a taxable disposition of its debentures. Holders should consult their own tax advisors concerning the tax treatment of holding the debentures.

Accrual of Interest

   Under the Contingent Debt Regulations, actual cash payments on the debentures, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

   . require holders, regardless of their usual method of tax accounting, to use the accrual method with respect to the debentures;

   . require holders to accrue original issue discount at the comparable yield (as described below) which will be substantially in excess of interest payments actually received; and

   . generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the debentures.

   Holders will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the debentures that equals:

   . the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the debentures, adjusted for the length of the accrual period;

   .   divided by the number of days in the accrual period; and

   . multiplied by the number of days during the accrual period that the holder held the debentures.

   The issue price of a debenture is the first price at which a substantial amount of the debentures was sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the debentures. If a holder purchases a debenture at a price other than its issue price, see the discussion under "Purchasers of Debentures at a Price Other than the Adjusted Issued Price."

   Under the Contingent Debt Regulations, holders will be required to include original issue discount in income each year, regardless of their usual method of tax accounting, based on the comparable yield of the debentures. We have determined the comparable yield of the debentures based on the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the debentures. Accordingly, we have determined that the comparable yield is an annual rate of 8.75%, compounded semi-annually.

   We are required to furnish to holders the comparable yield and, solely for tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the debentures and estimates the amount and timing of contingent interest payments and payment upon maturity on the debentures taking into account the fair market value of the common stock that might be paid upon a conversion of the debentures. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in "Where You Can Find More Information." By purchasing the debentures, holders agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, holders must use the comparable yield and the schedule of projected payments in determining their original issue discount accruals, and the adjustments thereto described below, in respect of the debentures.

   The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of a holder's original issue discount and adjustments thereof in respect of the debentures and do not constitute a projection or representation regarding the actual amount of the payments on a debenture.

Adjustments to Interest Accruals on the Debentures

   If the actual contingent payments made on the debentures differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, a holder receives actual payments with respect to the debentures for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, that holder will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year. If a holder receives in a taxable year actual payments with respect to the debentures for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, that holder will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

   . first, reduce the amount of original issue discount required to be accrued in the current year;

   . second, any negative adjustments that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of that holder's total prior original issue discount inclusions with respect to the debentures, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

   . third, any excess negative adjustments will be treated as regular negative adjustments in the succeeding taxable year.

Sale, Exchange, Conversion or Redemption

   Upon the sale, exchange, conversion, repurchase or redemption of a debenture, a holder will recognize gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in the debenture. A holder of a debenture agrees that, under the Contingent Debt Regulations, the amount realized will include the fair market value of our stock received on conversion as a contingent payment. Such gain on a debenture generally will be treated as ordinary income. Loss from the disposition of a debenture will be treated as ordinary loss to the extent of a holder's prior net original issue discount inclusions with respect to the debentures. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the debentures were held for more than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

   Special rules apply in determining the tax basis of a debenture. The basis in a debenture is generally increased by original issue discount (before taking into account any adjustments) a holder previously accrued on the debentures, and reduced by the projected amount of any payments previously scheduled to be made.

   Under this treatment, the tax basis in the common stock received upon conversion of a debenture will equal the then current fair market value of such common stock. The holding period for our common stock received will commence on the day of conversion.

   Given the uncertain tax treatment of instruments such as the debentures, a holder should contact its own tax advisors concerning the tax treatment on conversion of a debenture and the ownership of our common stock.

Purchasers of Debentures at a Price Other than the Adjusted Issue Price

   If a holder purchases a debenture in the secondary market for an amount that differs from the adjusted issue price of the debenture at the time of purchase, such holder will be required to accrue interest income on the debenture in accordance with the comparable yield even if market conditions have changed since the date of issuance. A holder must reasonably determine whether the difference between the purchase price for a debenture and the adjusted issue price of a debenture is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the debenture, a change in interest rates since the debentures were issued, or both, and allocate the difference accordingly. Adjustments allocated to a change in interest rates will cause, as the case may be, a "positive adjustment" or a "negative adjustment" to a holder's interest inclusion. If the purchase price of a debenture is less than its adjusted issue price, a positive adjustment will result, and if the purchase price is more than the adjusted issue price of a debenture, a negative adjustment will result. To the extent that an adjustment is attributable to a change in interest rates, it must be reasonably allocated to the daily portions of interest over the remaining term of the debenture.

   To the extent that the difference between a holder's purchase price for the debenture and the adjusted issue price of the debenture is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the debenture (and not to a change in the market interest rates), such holder will be required to reasonably allocate that difference to the contingent payments. Adjustments allocated to the contingent payments will be taken into account when the contingent payments are made. Any negative or positive adjustment of the kind described above made by a holder will decrease or increase, respectively, the holder's tax basis in the debenture.

   Certain U.S. holders will receive Forms 1099-OID reporting interest accruals on their debentures. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from the purchase of a debenture in the secondary market at a price that differs from its adjusted issue price on the date of purchase. Holders are urged to consult their own tax advisors as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

Constructive Distributions

   The conversion price of the debentures will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder's proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to the holder. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules under the Code.

                               Non-U.S. Holders

   The following is a summary of the U.S. federal tax consequences that will apply to non-U.S. holders of debentures or shares of common stock. The term "non-U.S. holder" means a beneficial owner of a debenture or share of common stock that is not a U.S. holder.

   Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations", "passive foreign investment companies", "foreign personal holding companies", corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals that are U.S. expatriates. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments with respect to the Debentures

   The 30% U.S. federal withholding tax will not apply to any payment to a holder of principal or interest (including amounts taken into income under the accrual rules described above under "--U.S. Holders" and a payment of common stock pursuant to a conversion) on a debenture, provided that:

   . such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

   . such holder is not a controlled foreign corporation that is related to us through stock ownership;

   . such holder is not a bank whose receipt of interest (including original issue discount) on a debenture is described in Section 881(c)(3)(A) of the Code;

   .   our common stock continues to be actively traded within the meaning of
       Section 871(h)(4)(C)(v)(1) of the Code and we are not a "U.S. real property holding corporation"; and

   . (a) such holder provides its name and address and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) such holder holds its debentures through certain foreign intermediaries and it satisfies the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to holders that are pass-through entities.

   If a holder cannot satisfy the requirements described above, payments of interest (including original issue discount) will be subject to the 30% U.S. federal withholding tax, unless we are provided with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest (including original issue discount) paid on the debentures is not subject to withholding tax because it is effectively connected with a holder's conduct of a trade or business in the United States.

   If a holder is engaged in a trade or business in the United States and interest (including original issue discount) on a debenture is effectively connected with the conduct of that trade or business, that holder will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if it were a U.S. person as defined under the Code. In addition, if a holder is a foreign corporation, it may be subject to a "branch profits tax" equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest (including original issue discount) will be included in the earnings and profits of such foreign corporation.

Payments on Common Stock and Constructive Dividends

   Any dividends paid to a holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion, see "--Constructive Distributions" above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

   A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, that holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

   As more fully described under "Description of Debentures--Registration Rights," upon the occurrence of certain enumerated events we may be required to pay additional amounts to the holders. Payments of such additional amounts may be subject to federal withholding.

Sale, Exchange or Redemption of Shares of Common Stock

   Any gain realized upon the sale, exchange, redemption or other disposition of a share of common stock generally will not be subject to U.S. federal income tax unless:

   . that gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder;

   . the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

   . we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

   An individual non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a "branch profits tax" at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

   We believe that we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes.

U.S. Federal Estate Tax

   The U.S. federal estate tax will not apply to debentures owned by holders at the time of their death, provided that (1) they do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the U.S. Treasury regulations) and (2) interest on the debentures would not have been, if received at the time of their death, effectively connected with their conduct of a trade or business in the United States. However, shares of common stock held by holders at the time of their death will be included in their gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

                 Backup Withholding and Information Reporting

   For U.S. holders of debentures, information reporting requirements will generally apply to all payments we make to them and the proceeds from a sale of a debenture or share of common stock made to them, unless they are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if a holder fails to provide a taxpayer identification number, or a certification of exempt status, or if that holder fails to report in full interest income.

   In general, a non-U.S. holder will not be subject to backup withholding and information reporting with respect to payments that we make to that holder provided that we do not have actual knowledge or reason to know the holder is a U.S. person and has given us the statement described above under "--Payments With Respect to the Debentures." We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required.

   In addition, a non-U.S. holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a debenture or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that such holder is a U.S. person, as defined under the Code, or the holder otherwise establishes an exemption.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                           SELLING SECURITY HOLDERS

   We originally issued the debentures to the initial purchasers in a private placement in November 2001. The debentures were resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act. Selling security holders may offer and sell the debentures and the underlying common stock pursuant to this prospectus.

   The following table sets forth information as of March 20, 2002 about the principal amount of debentures and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.

   Unless otherwise described below, to our knowledge, no selling security holder nor any of its affiliates has held any position or office with, been employed by or otherwise had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

   A selling security holder may offer all or some portion of the debentures and shares of common stock issuable upon conversion of the debentures from time to time. Accordingly, no estimate can be given as to the amount or percentage of debentures or shares that will be held by the selling security holders upon termination of any particular offering. See "Plan of Distribution." In addition, the selling security holders identified below may have sold, transferred or disposed of all or a portion of their debentures since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

                                                      Principal
                                                      Amount of                  Number of
                                                      Debentures                 Shares of
                                                     Beneficially Percentage of Common Stock  Percentage of
                                                      Owned That   Debentures   That May Be   Common Stock
          Name of Selling Security Holder            May Be Sold   Outstanding    Sold (1)   Outstanding (2)
          -------------------------------            ------------ ------------- ------------ ---------------
Acacia Life Insurance Company....................... $   180,000         *          5,587           *
AIG/National Union Fire Insurance...................     225,000         *          6,983           *
Alta Partners Holdings LDC..........................   5,000,000         *        155,183           *
American Country Insurance Company..................     250,000         *          7,759           *
American Founders Life Insurance Company............     350,000         *         10,863           *
American Pioneer Life Insurance Company of
  New York..........................................      40,000         *          1,241           *
American Progressive Life & Health Insurance
  Company of New York...............................      40,000         *          1,241           *
American Public Entity Excess Pool..................      40,000         *          1,241           *
Ameritas Life Insurance Company.....................     350,000         *         10,863           *
AmerUS Life Insurance Company.......................   1,000,000         *         31,037           *
Arbitex Master Fund LP..............................  21,000,000      1.83%       651,769           *
Argent Classic Convertible Arbitrage Fund (Bermuda)
  Ltd...............................................  14,500,000      1.26%       450,031           *
Argent Classic Convertible Arbitrage Fund L.P.......   6,000,000         *        186,220           *
Argent Convertible Arbitrage Fund Ltd...............  11,000,000         *        341,403           *
Argent LowLev Convertible Arbitrage Fund LLC........   1,000,000         *         31,037           *
Arkansas PERS.......................................     670,000         *         20,795           *
Arkansas Teachers Retirement System.................   3,237,000         *        100,466           *
Associated Electric & Gas Insurance Services Limited   1,300,000         *         40,348           *
Attorneys' Title Insurance Fund Inc.................     200,000         *          6,207           *
Baltimore Life Insurance Company....................     230,000         *          7,138           *
Banc of America Securities LLC (3)..................   8,400,000         *        260,708           *(4)
Bank Austria Cayman Islands Ltd.....................  12,035,000      1.05%       373,526           *

                                                      Principal
                                                      Amount of                  Number of
                                                      Debentures                 Shares of
                                                     Beneficially Percentage of Common Stock  Percentage of
                                                      Owned That   Debentures   That May Be   Common Stock
          Name of Selling Security Holder            May Be Sold   Outstanding    Sold (1)   Outstanding (2)
          -------------------------------            ------------ ------------- ------------ ---------------
Bankers Trust Company Trustee for DaimlerChrysler
  Corp Emp#1 Pension Plan dtd 4/1/89................   4,400,000         *         136,561          *
Baptist Health of South Florida.....................     509,000         *          15,798          *
Bay County PERS.....................................      85,000         *           2,638          *
BCS Life Insurance Company..........................     550,000         *          17,070          *
Bear, Stearns & Co. Inc.............................   9,000,000         *         279,330          *
BH Trading PCC Ltd. (Palladin)......................     250,000         *           7,759          *
BN Convertible Securities Top Fund..................     330,000         *          10,242          *
BNP Paribas Equity Strategies SNC (5)...............  36,400,000      3.17%      1,129,733          *(6)
Boilermakers Blacksmith Pension Trust...............     845,000         *          26,226          *
Buckeye State Mutual Insurance Company..............      10,000         *             310          *
CA State Automobile Assn Inter-Insurance............   1,000,000         *          31,037          *
CALAMOS(R) Market Neutral Fund--CALAMOS(R)
  Investment Trust..................................  12,500,000      1.09%        387,958          *
Castle Convertible Fund, Inc........................     500,000         *          15,518          *
Catholic Family Life Insurance Company..............     150,000         *           4,655          *
Catholic Mutual Relief Society of America...........     350,000         *          10,863          *
Catholic Mutual Relief Society of America Retirement
  Plan and Trust....................................     350,000         *          10,863          *
Catholic Relief Insurance Company of America........     250,000         *           7,759          *
Celina Mutual Insurance Company.....................      10,000         *             310          *
Central States Health and Life Company of Omaha.....     210,000         *           6,518          *
CFFX, LLC...........................................   6,400,000         *         198,634          *
Cheyne Capital Management Limited...................   7,800,000         *         242,086          *
Chrysler Corporation Master Retirement Trust........   4,465,000         *         138,579          *
Chrysler Insurance Company..........................     750,000         *          23,277          *
CIBC WG International Arbitrage.....................  20,000,000      1.74%        620,732          *
Classics Fund Ltd...................................     270,000         *           8,380          *
Clinton Multistrategy Master Fund, Ltd..............   5,500,000         *         170,701          *
Clinton Riverside Convertible Portfolio Limited.....   5,500,000         *         170,701          *
Colonial Life Insurance Company of Texas............      20,000         *             621          *
Colonial Lloyd Insurance Company....................       5,000         *             155          *
Commonwealth Dealers--CDLIC.........................     100,000         *           3,104          *
Concord Life Insurance Company......................     180,000         *           5,587          *
Conseco Annuity Assurance--Multi-Bucket Annuity
  Convertible Bond Fund.............................   4,750,000         *         147,424          *
Conseco Fund Group--Convertible Securities Fund.....     500,000         *          15,518          *
Consulting Group Capital Markets Funds..............     600,000         *          18,622          *
Continental Assurance Company on behalf of its
  separate account (E)..............................     600,000         *          18,622          *
Continental Casualty Company........................   4,400,000         *         136,561          *
Cooper Neff Convertible Strategies Fund, LP.........  10,920,000         *         338,920          *
Credit Lyonnais Securities (USA) Inc................   3,000,000         *          93,110          *
Credit Suisse Asset Management......................   1,000,000         *          31,037          *
Credit Suisse First Boston Corporation (7)..........   4,962,000         *         154,004          *
Credit Suisse First Boston, London Branch (7).......  15,575,000      1.35%        483,395          *
CSA Fraternal Life Insurance Company................      70,000         *           2,173          *

                                                           Principal
                                                           Amount of                  Number of
                                                           Debentures                 Shares of
                                                          Beneficially Percentage of Common Stock  Percentage of
                                                           Owned That   Debentures   That May Be   Common Stock
             Name of Selling Security Holder              May Be Sold   Outstanding    Sold (1)   Outstanding (2)
             -------------------------------              ------------ ------------- ------------ ---------------
Cumberland Insurance Company.............................      50,000        *            1,552            *
Cumberland Mutual Fire Insurance Company.................     150,000        *            4,655            *
Deam Convertible FD......................................  6,250,000         *         193,979             *
Delaware Group Premium Fund--Convertible
  Securities Series......................................    200,000         *           6,207             *
Delaware PERS............................................    945,000         *          29,330             *
Delta Air Lines Master Trust.............................  1,165,000         *          36,158             *
Delta Pilots D&S Trust...................................    570,000         *          17,691             *
Deutsche Banc Alex. Brown Inc. (8)....................... 82,250,000       7.15%     2,552,762             *
Dodeca Fund, LP..........................................  1,500,000         *          46,555             *
Duke Endowment...........................................    170,000         *           5,276             *
Durango Investments L.P..................................  2,000,000         *          62,073             *
Eagle Pacific Insurance Company..........................    100,000         *           3,104             *
Educators Mutual Life Insurance Company..................    200,000         *           6,207             *
Employees Retirement of N.O. Sewer/Water Board...........    725,000         *          22,502             *
Engineers Joint Pension Fund.............................    437,000         *          13,563             *
F.R. Convt. Sec. Fn......................................     95,000         *           2,948             *
Family Service Life Insurance Co.........................    300,000         *           9,311             *
Farmers Home Mutual Insurance Company....................    300,000         *           9,311             *
Farmers Mutual Protective Association of Texas...........     70,000         *           2,173             *
Federated Equity Funds, on behalf of its Federated New
  Economy Fund...........................................    200,000         *           6,207             *
Federated Rural Electric Insurance Exchange..............    250,000         *           7,759             *
Fidelity Advisor Series I: Fidelity Advisor Balanced
  Fund (9)...............................................  1,140,000         *          35,382             *
Fidelity Advisor Series I: Fidelity Advisor Dividend
  Growth Fund (9)........................................  1,287,000         *          39,944             *
Fidelity Advisor Series I: Fidelity Advisor Equity
  Value Fund (9).........................................     54,000         *           1,676             *
Fidelity Advisor Series I: Fidelity Advisor Growth &
  Income Fund (9)........................................  1,200,000         *          37,244             *
Fidelity Charles Street Trust: Fidelity Asset
  Manager (9)............................................  6,330,000         *         196,462             *
Fidelity Charles Street Trust: Fidelity Asset Manager:
  Growth (9).............................................  3,090,000         *          95,903             *
Fidelity Charles Street Trust: Fidelity Asset Manager:
  Income (9).............................................    200,000         *           6,207             *
Fidelity Commonwealth Trust: Fidelity Mid-Cap Stock
  Fund (9)...............................................  3,500,000         *         108,628           *(10)
Fidelity Devonshire Trust: Fidelity Equity-Income
  Fund (9)............................................... 14,330,000       1.25%       444,755             *
Fidelity Financial Trust: Fidelity Convertible Securities
  Fund (9)............................................... 15,920,000       1.38%       494,103             *
Fidelity Financial Trust: Fidelity Equity-Income II
  Fund (9)............................................... 30,160,000       2.62%       936,065             *
Fidelity Management Trust Company on behalf of
  accounts managed by it (9).............................  4,320,000         *         134,078         3.42%(11)
Fidelity Puritan Trust: Fidelity Puritan Fund (9)........   8,250,000        *          256,052            *
Fidelity Securities Fund: Fidelity Dividend Growth
  Fund (9)...............................................   8,100,000        *          251,397            *

                                              Principal
                                              Amount of                  Number of
                                              Debentures                 Shares of
                                             Beneficially Percentage of Common Stock  Percentage of
                                              Owned That   Debentures   That May Be   Common Stock
      Name of Selling Security Holder        May Be Sold   Outstanding    Sold (1)   Outstanding (2)
      -------------------------------        ------------ ------------- ------------ ---------------
Fidelity Securities Fund: Fidelity Growth &
  Income Portfolio (9)......................  32,200,000      2.80%        999,379          *
First Dakota Indemnity Company..............      10,000         *             310          *
First Mercury Insurance Company.............     500,000         *          15,518          *
First Union National Bank...................  44,000,000      3.83%      1,365,611          *
First Union Securities Inc..................  19,850,000      1.73%        616,077          *
Founders Insurance Company..................      20,000         *             621          *
Franklin and Marshall College...............     255,000         *           7,914          *
Fundamental Investors, Inc..................  10,370,000         *         321,850          *(12)
Global Bermuda Limited Partnership..........   1,650,000         *          51,210          *
Goldman, Sachs & Co. (13)...................   5,830,000         *         180,944          *
Goodville Mutual Casualty Company...........      30,000         *             931          *
Grace Brothers Management, LLC..............   3,250,000         *         100,869          *
Grain Dealers Mutual Insurance..............     150,000         *           4,655          *
Granville Capital Corporation...............  22,000,000      1.91%        682,806          *
Guarantee Trust Life Insurance Company......   1,000,000         *          31,037          *
Guaranty Income Life Insurance Company......     350,000         *          10,863          *
Guardian Life Insurance Co..................  11,200,000         *         347,610          *
Guardian Pension Trust......................   1,000,000         *          31,037          *
Gulf Investment Corporation.................     160,000         *           4,966          *
Hannover Life Reassurance Company of America     750,000         *          23,277          *
HFR CA Select Fund..........................     250,000         *           7,759          *
HFR Master Fund, Ltd........................      75,000         *           2,328          *
Holy Family Society.........................      80,000         *           2,483          *
ICI American Holdings Trust.................     340,000         *          10,552          *
IL Annuity and Insurance Company............   1,000,000         *          31,037          *
Indiana Lumbermens Mutual Insurance Company.     450,000         *          13,966          *
Innovest Finanzdienstleistungs AG...........     550,000         *          17,070          *
Integrity Mutual Insurance Company..........     300,000         *           9,311          *
ISBA Mutual Insurance Company...............     110,000         *           3,414          *
J.P. Morgan Securities Inc. (14)............   6,145,000         *         190,720          *(15)
JMG Convertible Investments, LP.............   5,500,000         *         170,701          *
JMG Triton Offshore Fund, Ltd...............   2,000,000         *          62,073          *
Kanawha Insurance Company...................     500,000         *          15,518          *
KBC Financial Products USA Inc..............   1,950,000         *          60,521          *
Kelvin Engineering Limited..................     365,000         *          11,328          *
Koch Industries Inc. Master Pension Trust...     400,000         *          12,415          *
Lakeshore International Ltd.................   6,600,000         *         204,842          *
Lancer Securities Cayman....................     500,000         *          15,518          *
Landmark Life Insurance Company.............      70,000         *           2,173          *
Lebanon Mutual Insurance Company............      70,000         *           2,173          *
Lincoln Heritage Life Insurance Company.....      50,000         *           1,552          *
Lincoln Individual/Memorial Life Insurance
  Company...................................     100,000         *           3,104          *
Lipper Convertibles L.P.....................  17,600,000      1.53%        546,245          *
Lipper Offshore Convertibles, L.P...........  11,400,000         *         353,818          *
Lord Abbott Bond Debenture Fund.............   3,500,000         *         108,628          *
Louisiana CCRF..............................     120,000         *           3,724          *

                                                     Principal
                                                     Amount of                  Number of
                                                     Debentures                 Shares of
                                                    Beneficially Percentage of Common Stock  Percentage of
                                                     Owned That   Debentures   That May Be   Common Stock
          Name of Selling Security Holder           May Be Sold   Outstanding    Sold (1)   Outstanding (2)
          -------------------------------           ------------ ------------- ------------ ---------------
Loyal Christian Benefit Association................     180,000         *          5,587           *
Lumberman's Mutual Casualty........................     627,000         *         19,460           *
Lutheran Brotherhood...............................   3,000,000         *         93,110           *(16)
Lyxor Master Fund Ref: Argent/LowLev CB............   1,000,000         *         31,037           *
Main Street America Assurance Company..............     400,000         *         12,415           *
Main Street America Holdings.......................     400,000         *         12,415           *
Marquette Indemnity and Life Insurance Company.....      80,000         *          2,483           *
Medico Life Insurance Company......................     700,000         *         21,726           *
Medmarc Insurance Company..........................     300,000         *          9,311           *
Merrill Lynch, Pierce, Fenner & Smith, Inc.........   1,258,000         *         39,044           *
Michigan Mutual Insurance Company..................     600,000         *         18,622           *
Michigan Professional Insurance Exchange...........     100,000         *          3,104           *
Microsoft Corporation..............................   1,490,000         *         46,245           *
Mid America Life Insurance Company.................      25,000         *            776           *
Middle Cities Risk Management Trust................     150,000         *          4,655           *
Mid-State Surety Company...........................      40,000         *          1,241           *
MILIC/Woodsmill Limited 1..........................      15,000         *            466           *
MILIC/Woodsmill Limited 2..........................       5,000         *            155           *
MLQA Convertible Securities Arbitrage Ltd..........  18,000,000      1.57%       558,659           *
Morgan Stanley & Co. (17)..........................  10,000,000         *        310,366           *
Morgan Stanley Dean Witter Convertible Securities
  Trust............................................   2,500,000         *         77,592           *
Motion Picture Industry Health Plan--Active Member
  Fund.............................................     310,000         *          9,621           *
Motion Picture Industry Health Plan--Retiree Member
  Fund.............................................     155,000         *          4,811           *
Motion Pictures Industry...........................     507,000         *         15,736           *
Mutual Protective Insurance Company................     900,000         *         27,933           *
National Grange Mutual Insurance Company...........     520,000         *         16,139           *
National Mutual Insurance Company..................      15,000         *            466           *
NCMIC..............................................     500,000         *         15,518           *
New Era Life Insurance Company.....................     250,000         *          7,759           *
NHS Services (Cayman) Inc..........................  20,000,000      1.74%       620,732           *
Nicholas Applegate Convertible Fund................   1,460,000         *         45,313           *
Nicholas Applegate Global Holdings LP..............      35,000         *          1,086           *
Nicholas Applegate Investment Grade Convertible....      15,000         *            466           *
Oak Casualty Insurance Company.....................      30,000         *            931           *
Oakwood Healthcare Inc.............................     195,000         *          6,052           *
OCM Convertible Trust..............................   2,475,000         *         76,816           *
Ondeo Nalco........................................      45,000         *          1,397           *
Onex Industrial Partners Limited...................   4,000,000         *        124,146           *
Pacific Eagle Insurance Company....................      60,000         *          1,862           *
Palladin Securities LLC............................   2,000,000         *         62,073           *
Partner Reinsurance Company Ltd....................     535,000         *         16,605           *
Pebble Capital Inc.................................     500,000         *         15,518           *
Phico Insurance Company............................     500,000         *         15,518           *
Physicians Life....................................     169,000         *          5,245           *

                                                   Principal
                                                   Amount of                  Number of
                                                   Debentures                 Shares of
                                                  Beneficially Percentage of Common Stock  Percentage of
                                                   Owned That   Debentures   That May Be   Common Stock
         Name of Selling Security Holder          May Be Sold   Outstanding    Sold (1)   Outstanding (2)
         -------------------------------          ------------ ------------- ------------ ---------------
Physicians Life Insurance Company................     300,000         *           9,311          *
Physicians Mutual Insurance Company..............     300,000         *           9,311          *
PIMCO Convertible Fund...........................   1,150,000         *          35,692          *
Pioneer Insurance Company........................      80,000         *           2,483          *
Premera Blue Cross...............................   1,200,000         *          37,244          *
Qwest Occupational Health Trust..................     145,000         *           4,500          *
Radian Asset Guaranty............................   2,450,000         *          76,040          *
Radian Guaranty Inc..............................   3,050,000         *          94,662          *
Ramius Capital Group.............................     595,000         *          18,467          *
RCG Halifax Master Fund, Ltd.....................     400,000         *          12,415          *
RCG Latitude Master Fund Ltd.....................   3,865,000         *         119,957          *
RCG Multi Strategy LP............................     700,000         *          21,726          *
Republic Mutual Insurance Company................      10,000         *             310          *
RET Pension Plan of the CA State Automobile......     250,000         *           7,759          *
Robertson Stephens...............................  17,000,000      1.48%        527,623          *
Salomon Brothers Asset Management, Inc...........  28,000,000      2.43%        869,025          *
Salomon Smith Barney Inc. (18)...................   3,141,000         *          97,486          *
San Diego City Retirement........................   1,014,000         *          31,471          *
San Diego County Convertible.....................   1,536,000         *          47,672          *
San Diego County Employees Retirement Association   1,000,000         *          31,037          *
Scor Life Re Convertible Program.................     250,000         *           7,759          *
Screen Actors Guild Pension Convertible..........     465,000         *          14,432          *
SG Hambros Trust Company Ltd. as trustee of the
  Lyxor Master Fund..............................     500,000         *          15,518          *
Siemens/Convertible Global--Markets..............   1,250,000         *          38,796          *
Silverado Arbitrage Trading, Ltd.................       1,000         *              31          *
SilverCreek II Limited...........................   2,500,000         *          77,592          *
SilverCreek Limited Partnership..................   2,000,000         *          62,073          *
Southern Farm Bureau Life Insurance..............     800,000         *          24,829          *
Standard Mutual Insurance Company................     220,000         *           6,828          *
Starvest Combined Portfolio......................     245,000         *           7,604          *
Starvest Managed Portfolio.......................      50,000         *           1,552          *
State Employees' Retirement Fund of the State of
  Delaware.......................................   1,595,000         *          49,503          *
State National Insurance Company.................      50,000         *           1,552          *
State of Connecticut Combined Investment Funds...   3,495,000         *         108,473          *
State of Florida Division of Treasury............   1,150,000         *          35,692          *
State of Oregon--Equity..........................   3,080,000         *          95,593          *
State Street Bank Custodian for GE Pension Trust.   2,015,000         *          62,539          *
Sturgeon Limited.................................   4,680,000         *         145,251          *
Syngenta AG......................................     175,000         *           5,431          *
TCW Group, Inc...................................  41,735,000      3.63%      1,295,313          *
TD Securities (USA) Inc..........................  36,750,000      3.20%      1,140,596          *
Teachers Insurance and Annuity Association.......   8,000,000         *         248,293          *
Texas Builders Insurance Company.................     150,000         *           4,655          *
Texas Hospital Insurance Exchange................      25,000         *             776          *
The Class I C Company............................   2,000,000         *          62,073          *

                                                      Principal
                                                      Amount of                  Number of
                                                      Debentures                 Shares of
                                                     Beneficially Percentage of Common Stock  Percentage of
                                                      Owned That   Debentures   That May Be   Common Stock
          Name of Selling Security Holder            May Be Sold   Outstanding    Sold (1)   Outstanding (2)
          -------------------------------            ------------ ------------- ------------ ---------------
The Green Tree Perpetual Assurance Company..........     130,000         *           4,035          *
The Income Fund of America, Inc.....................  30,185,000      2.62%        936,840          *
The Investment Company of America...................   4,445,000         *         137,958          *(19)
The Philanthropic Mutual Life Insurance Company.....      80,000         *           2,483          *
TransGuard Insurance Company of America, Inc........     650,000         *          20,174          *
Travelers: Travelers Equity Income..................     520,000         *          16,139          *
UBS AG London Branch................................  45,000,000      3.91%      1,396,648          *
UBS O'Connor LLC f/b/o UBS Global Convertible
  Portfolio.........................................     250,000         *           7,759          *
UBS O'Connor LLC f/b/o UBS Global Equity
  Arbitrage Master Ltd..............................  10,000,000         *         310,366          *
UFJ Investments Asia Limited........................   2,500,000         *          77,592          *
United National Insurance Company...................     250,000         *           7,759          *
Van Kampen Harbor Fund..............................   4,500,000         *         139,665          *(20)
Variable Insurance Products Fund II: Asset Manager:
  Growth Portfolio..................................     140,000         *           4,345          *
Variable Insurance Products Fund III: Balanced
  Portfolio.........................................     170,000         *           5,276          *
Variable Insurance Products Fund: Asset Manager
  Portfolio.........................................     910,000         *          28,243          *
Variable Insurance Products Fund: Equity-Income
  Portfolio.........................................   6,670,000         *         207,014          *
Variable Insurance Products Fund: Value Portfolio...       6,000         *             186          *
Vermogensverwaltung Des Kantons Zurich..............   1,650,000         *          51,210          *
VESTA-INEX Insurance Exchange IASA..................     220,000         *           6,828          *
Victory Capital Management as Agent for the
  Charitable Convertible Securities Fund............   1,350,000         *          41,899          *
Victory Capital Management as Agent for the
  Charitable Income Fund............................     190,000         *           5,897          *
Victory Capital Management as Agent for the EB
  Convertible Securities Fund.......................   1,350,000         *          41,899          *
Victory Capital Management as Agent for the Field
  Foundation of Illinois............................      70,000         *           2,173          *
Victory Capital Management as Agent for the GenCorp
  Foundation........................................      55,000         *           1,707          *
Victory Capital Management as Agent for the Key
  Trust Convertible Securities Fund.................     235,000         *           7,294          *
Victory Capital Management as Agent for the Key
  Trust Fixed Income Fund...........................     300,000         *           9,311          *
Victory Capital Management as Agent for the Parker
  Key/Convertible...................................     670,000         *          20,795          *
Victory Capital Management as Agent for the Victory
  Convertible Securities Fund.......................     325,000         *          10,087          *
Victory Capital Management as Investment Advisor for
  the Union Security Life Insurance Co..............      40,000         *           1,241          *
Victory Capital Management as Investment Manager
  for CompSource Oklahoma...........................     200,000         *           6,207          *

                                                       Principal
                                                       Amount of                  Number of
                                                       Debentures                 Shares of
                                                      Beneficially Percentage of Common Stock  Percentage of
                                                       Owned That   Debentures   That May Be   Common Stock
           Name of Selling Security Holder            May Be Sold   Outstanding    Sold (1)   Outstanding (2)
           -------------------------------            ------------ ------------- ------------ ---------------
Victory Capital Management as Investment Manager
  for Georgia Municipal Employees Retirement Trust
  Fdn................................................   1,000,000         *          31,037          *
Victory Capital Management as Investment Manager
  for Health Foundation of Greater Cincinnati........     200,000         *           6,207          *
Victory Capital Management as Investment Manager
  for Potlatch.......................................     950,000         *          29,485          *
Victory Capital Management as Investment Manager
  for the California State Auto Assoc Inter-Insurance     480,000         *          14,898          *
Victory Capital Management as Investment Manager
  for the California State Auto Assoc Retirement
  Pension Plan.......................................     100,000         *           3,104          *
Victory Capital Management as Investment Manager
  for the Special Dist of Oregon Conv Secu...........      25,000         *             776          *
Wake Forest University...............................     632,000         *          19,615          *
Wake Forest University Convertible Arbitrage.........     395,000         *          12,259          *
West Virginia Fire Insurance Company.................       5,000         *             155          *
Western Home Insurance Company.......................     100,000         *           3,104          *
Westward Life Insurance Company......................     150,000         *           4,655          *
White River Securities L.L.C.........................   9,000,000         *         279,330          *
Wisconsin Lawyers Mutual Insurance Company...........     100,000         *           3,104          *
Wisconsin Mutual Insurance Company...................     140,000         *           4,345          *
World Insurance Company..............................     200,000         *           6,207          *
Writers Guild--Industry Health Fund..................     274,000         *           8,504          *
Wyoming State Treasurer..............................     904,000         *          28,057          *
Zazove Hedged Convertible Fund L.P...................   3,000,000         *          93,110          *
Zazove Income Fund L.P...............................   2,000,000         *          62,073          *
Zeneca Holdings Trust................................     240,000         *           7,449          *
Zurich Institutional Benchmark Master Fund Ltd.......   2,000,000         *          62,073          *
Zurich Institutional Benchmarks Master Fund Ltd......   2,500,000         *          77,592          *
Any other holder of debentures or future transferee,
  pledgee, donee or successor of any holder (21).....  94,610,000      8.23%      2,936,375          *(22)

--------
  *  Less than 1%.
 (1) Assumes conversion of all of the holders' debentures at a conversion price of $32.22 per share of common stock. This conversion price, however, is subject to adjustment as described under the section captioned "Description of Debentures" in this prospectus. Accordingly, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.
 (2) Calculated based on Rule 13d-3(d) of the Exchange Act, using 464,041,169 shares of common stock outstanding as of February 28, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. We did not, however, assume the conversion of any other holder's debentures. Except as otherwise indicated, none of the selling security holders beneficially owns any of our common stock other than the shares of common stock issuable upon conversion of the debentures.
 (3) Banc of America Securities LLC acted as a co-manager in the private placement of our debentures, and its affiliate, Bank of America, N.A., is a lender under our Five Year Credit Agreement, dated as of November 5, 1999, as amended, and a lender under our Amended and Restated 364-Day Credit Agreement, dated as of November 3, 2000, as renewed and amended.

 (4) Includes 10,100 shares of our common stock beneficially owned by Banc of America Securities LLC in addition to the shares of common stock that it will own upon the conversion of the debentures.
 (5) BNP Paribas Equity Strategies SNC's affiliate, BNP Paribas, is a lender under our Amended and Restated 364-Day Credit Agreement, dated as of November 3, 2000, as renewed and amended.
 (6) Includes 131,841 shares of our common stock beneficially owned by BNP Paribas Equity Strategies SNC in addition to the shares of common stock that it will own upon the conversion of the debentures.
 (7) Credit Suisse First Boston Corporation acted as a lead manager in the private placement of our debentures, and its affiliate, Credit Suisse First Boston, is the documentation agent and a lender under our Five Year Credit Agreement, dated as of November 5, 1999, as amended, and the documentation agent and a lender under our Amended and Restated 364-Day Credit Agreement, dated as of November 3, 2000, as renewed and amended.
 (8) Deutsche Banc Alex. Brown Inc. acted as a co-manager in the private placement of our debentures, and its affiliate, Deutsche Bank AG, is a lender under our Five Year Credit Agreement, dated as of November 5, 1999, as amended, and a lender under our Amended and Restated 364-Day Credit Agreement, dated as of November 3, 2000, as renewed and amended.
 (9) An affiliate of this entity, Fidelity Management Trust Company, serves as trustee for both our 401(k) plan and our deferred compensation plan. Another affiliate of this entity administers our payroll and provides certain administrative services for our health and welfare plans.
(10) Includes 200,600 shares of our common stock beneficially owned by Fidelity Commonwealth Trust: Fidelity Mid-Cap Stock Fund in addition to the shares of common stock that it will own upon the conversion of the debentures.
(11) Includes 15,750,822 shares of our common stock beneficially owned by Fidelity Management Trust Company in addition to the shares of common stock that it will own upon the conversion of the debentures.
(12) Includes 2,500,000 shares of our common stock beneficially owned by Fundamental Investors, Inc. in addition to the shares of common stock that it will own upon the conversion of the debentures.
(13) Goldman, Sachs & Co. served as a lead underwriter in our initial public offering and has, from time to time, provided other financial advisory services to us.
(14) J.P. Morgan Securities Inc. acted as a lead manager in the private placement of our debentures and is the syndication agent under our Five Year Credit Agreement, dated as of November 5, 1999, as amended, and the syndication agent under our Amended and Restated 364-Day Credit Agreement, dated as of November 3, 2000, as renewed and amended. Moreover, its affiliate, JP Morgan Chase Bank (formerly known as The Chase Manhattan
     Bank), is a lender under our Five Year Credit Agreement, dated as of November 5, 1999, as amended, and a lender under our Amended and Restated 364-Day Credit Agreement, dated as of November 3, 2000, as renewed and amended.
(15) Includes 103,430 shares of our common stock beneficially owned by J.P. Morgan Securities Inc. in addition to the shares of common stock that it will own upon the conversion of the debentures.
(16) Includes 14,344 shares of our common stock beneficially owned by Lutheran Brotherhood in addition to the shares of common stock that it will own upon the conversion of the debentures.
(17) Morgan Stanley & Co. Incorporated served as a lead underwriter in our initial public offering and has, from time to time, provided other financial advisory services to us.
(18) Salomon Smith Barney Inc. acted as a lead manager in the private placement of our debentures and is the lead arranger and sole book manager under our Five Year Credit Agreement, dated as of November 5, 1999, as amended, and the lead arranger and sole book manager under our Amended and Restated 364-Day Credit Agreement, dated as of November 3, 2000, as renewed and amended. An affiliate of Salomon Smith Barney Inc., Citicorp USA, Inc., is the administrative agent and a lender under our Five Year Credit Agreement, dated as of November 5, 1999, as amended, and the administrative agent and a lender under our Amended and Restated 364-Day Credit Agreement, dated as of November 3, 2000, as renewed and amended.
(19) Includes 2,939,080 shares of our common stock beneficially owned by The Investment Company of America in addition to the shares of common stock that it will own upon the conversion of the debentures.
(20) Includes 1,449 shares of our common stock beneficially owned by Van Kampen Life Investment Trust Asset Allocation Portfolio in addition to the shares of common stock that Van Kampen Harbor Fund will own upon the conversion of the debentures.

(21) Information about other selling security holders will be set forth in prospectus supplements, if required.
(22) Assumes that other holders of debentures, or future transferees, pledgees, donees or successors of any such other holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

   We prepared the above table based on the information supplied to us by the selling security holders named in the table. Those holders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since they supplied the information to us. The information listed in the table, therefore, may change over time. If required, we will set forth any changed information in prospectus supplements.

                             PLAN OF DISTRIBUTION

   The debentures and the common stock into which the debentures are convertible are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the debentures or the common stock by selling security holders.

   The selling security holders, including their pledgees or donees, may sell the debentures and the common stock directly to purchasers or through underwriters, broker-dealers or agents. If the debentures or the common stock are sold through underwriters or broker-dealers, the selling security holder will be responsible for underwriting discounts or commissions or agent's commissions. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

   The debentures and the common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Sales may be effected in transactions, which may involve block transactions or crosses:

   . on any national securities exchange or quotation service on which the debentures or the common stock may be listed or quoted at the time of sale;

   .   in the over-the-counter market;

   . in transactions otherwise than on exchanges or quotation services or in the over-the-counter market; or

   .   through the writing of options.

   In connection with sales of the debentures and the common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the debentures and the common stock in the course of hedging the positions they assume. The selling security holders may also sell short the debentures and the common stock and deliver the debentures or the common stock to close out short positions, or loan or pledge the debentures or the common stock to broker-dealers that in turn may sell the securities.

   The aggregate proceeds to the selling security holders from the sale of the debentures or common stock offered by them hereby will be the purchase price of the debentures or common stock less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. We estimate that the expenses for which we will be responsible in connection with this offering will be approximately $1 million.

   In order to comply with the securities laws of some states, if applicable, the debentures and common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the debentures and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

   The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the debentures and common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. They may also be subject to certain statutory liabilities, including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

   We are not aware of any plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the common stock by the selling security holders. We do not assure you that the selling security holders will sell any or all of the debentures and the common stock offered by them pursuant to this prospectus. In addition, we do not assure you that any selling security holder will not transfer, devise or gift the debentures and the common stock by other means not described in this prospectus. Moreover, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

   Our common stock is quoted on the New York Stock Exchange under the symbol "A." We do not intend to apply for listing of the debentures on any securities exchange or other stock market. Accordingly, we give you no assurance as to the development of liquidity or any trading market for the debentures. See "Risk Factors--A public market may not develop for the debentures."

   To the extent required, the specific debentures or common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement.

   We entered into a registration rights agreement for the benefit of the holders of the securities to register their debentures and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling security holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the debentures and the common stock, including liabilities under the Securities Act. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the debentures and the common stock covered by this prospectus.

                                 LEGAL MATTERS

   The validity of the debentures and the shares of common stock offered hereby and certain tax matters will be passed upon for us by Simpson Thacher & Bartlett, Palo Alto, California.

                                    EXPERTS

   The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A of Agilent Technologies, Inc. for the year ended October 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         [LOGO OF AGILENT TECHNOLOGIES]

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   Agilent estimates that the expenses payable by it in connection with the offerings described in this Registration Statement will be as follows:

     Registration fee........................................... $  105,800
     Printing and engraving expenses............................ $   70,000
     Accounting fees and expenses............................... $   12,000
     Legal fees and expenses.................................... $  321,000
     Trustee and transfer agent fees and expenses............... $    6,000
     Rating agency fees and expenses............................ $  463,000
     Miscellaneous expenses..................................... $   22,200
                                                                 ----------
        Total................................................... $1,000,000
                                                                 ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Agilent is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

   Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

   Agilent's Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

   All of Agilent's directors and officers will be covered by insurance policies maintained by Agilent against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933. In addition, Agilent has entered into indemnity agreements with its directors and executive officers that obligate it to indemnify such directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law.

ITEM 16.  EXHIBITS.

   See Exhibit Index.

ITEM 17.  UNDERTAKINGS.

   (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 462(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of Agilent's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, State of California, on March 21, 2002.

                                          AGILENT TECHNOLOGIES, INC.
Date:  March 21, 2002
                                          By:  /S/  D. CRAIG NORDLUND
                                            -----------------------------------
                                             D. Craig Nordlund
                                             Senior Vice President, General
                                             Counsel and Secretary

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D. Craig Nordlund and Marie Oh Huber or either of them, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities to sign any and all amendments to this registration statement (including post-effective statements), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                       Title                  Date
          ---------                       -----                  ----

   /S/  EDWARD W. BARNHOLT    President, Chief Executive    March 20, 2002
-----------------------------   Officer and Director
     Edward W. Barnholt         (Principal Executive
                                Officer)

    /S/  GERALD GRINSTEIN     Non-Executive Chairman of the March 20, 2002
-----------------------------   Board of Directors
      Gerald Grinstein

    /S/  ADRIAN T. DILLON     Executive Vice President and  March 20, 2002
-----------------------------   Chief Financial Officer
      Adrian T. Dillon          (Principal Financial
                                Officer)

    /S/  DOROTHY D. HAYES     Vice President and Controller March 20, 2002
-----------------------------   (Principal Accounting
      Dorothy D. Hayes          Officer)

      /S/  JAMES CULLEN       Director                      March 20, 2002
-----------------------------
        James Cullen

          Signature                       Title                  Date
          ---------                       -----                  ----

   /S/  ROBERT J. HERBOLD     Director                      March 20, 2002
-----------------------------
      Robert J. Herbold

   /S/  WALTER B. HEWLETT     Director                      March 20, 2002
-----------------------------
      Walter B. Hewlett

       /S/  HEIDI KUNZ        Director                      March 20, 2002
-----------------------------
         Heidi Kunz

   /S/  DAVID M. LAWRENCE     Director                      March 20, 2002
-----------------------------
      David M. Lawrence

     /S/  A. BARRY RAND       Director                      March 20, 2002
-----------------------------
        A. Barry Rand

                               INDEX TO EXHIBITS

Exhibit Description
------- -----------
 4.1    Amended and Restated Certificate of Incorporation. Incorporated by reference from Exhibit 3.1 of the
        Company's Registration Statement on Form S-1, Registration No. 333-85249 ("S-1").

 4.2    Bylaws. Incorporated by reference from Exhibit 3.2 of the Company's S-1.

 4.3    Indenture between Agilent Technologies, Inc. as Issuer and Citibank, N.A. as Trustee, dated as of
        November 27, 2001. Incorporated by reference from Exhibit 99.2 of the Company's Form 8-K filed
        November 27, 2001.

 4.4    Registration Rights Agreement by and between Agilent Technologies, Inc. as Issuer and Credit Suisse
        First Boston Corporation, J.P. Morgan Securities, Inc. and Salomon Smith Barney, Inc. as Initial
        Purchasers, dated as of November 27, 2001. Incorporated by reference from Exhibit 99.3 of the
        Company's Form 8-K filed November 27, 2001.

 4.5    Form of Debenture (included in Exhibit 4.3).

 5.1    Opinion of Counsel.

 8.1    Tax Opinion of Simpson Thacher & Bartlett.

12.1    Statement re Computation of Ratios.

23.1    Consent of PricewaterhouseCoopers LLP.

23.2    Consent of Counsel (included in Opinion filed as Exhibit 5.1).

23.3    Consent of Simpson Thacher & Bartlett (included in Exhibit 8.1).

24.1    Power of Attorney (included on signature page hereto).

25.1    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Citibank, N.A., as Trustee
        under the Indenture.